Exhibit 10.38

Pursuant to 17 C.F.R §240.24b-2, confidential information (indicated as [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT (“Agreement”) is made as of February 21, 2011 (the “Effective Date”), by and between United Therapeutics Corporation (“UT”), a Delaware corporation, with offices at 1040 Spring Street, Silver Spring, Maryland and Accredo Health Group, Inc. (“DISTRIBUTOR”), a Delaware corporation, with offices at 1640 Century Center Parkway, Memphis, Tennessee 38134.

Recitals

A.                                   WHEREAS, DISTRIBUTOR’s predecessor-in-interest, Olsten Health Services (Quantum) Corp., and UT entered into to a Distribution Agreement, effective March 20, 2000, and various amendments thereto, relating to the distribution of UT Product (as hereinafter defined) (the “Original Agreement”);

B.                                     WHEREAS, DISTRIBUTOR desires to continue to maintain its right to sell, market, distribute and maintain UT Product in the Territory (as hereinafter defined) on the terms and conditions contained herein; and

C.                                     WHEREAS, the Parties wish to amend and restate the Original Agreement on the terms and conditions provided herein, and intend for this Agreement to replace and supersede the Original Agreement and all amendments thereto, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

ARTICLE 1:  INTRODUCTORY PROVISIONS

1.1                                 Defined Terms.   The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

(a)                                  “Agreement” shall mean this Amended and Restated Distribution Agreement entered into by and between UT and DISTRIBUTOR as of the Effective Date.

(b)                                 “Adverse Event” shall mean any “Adverse Drug Experience” as defined in 21 CFR 310.305, 21 CFR 314.80 and/or 21 CFR 600.80 (as applicable) or any replacements thereto.

(c)                                  “Affiliate” when used with reference to either Party shall mean any Person controlling, controlled by or under common control with the said Party and any officer, director or employee of such Party or Person, as the case may be.  For purposes hereof, “control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

(d)                                 “Applicable Laws” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a government authority and which are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, the Anti-Kickback Act of 1986, the Stark Anti-Referral Law, and any applicable FDA regulations.

(e)                                  “Clean Prescription” shall mean a referral for which benefits have been verified and that includes a valid prescription that does not: (i) require physician, patient, or any third party intervention or information; (ii) involve backorder, short supply, allocation, or recall; or (iii) involve a referral that is subsequently canceled or requested to be held for future processing.

(f)                                    “Commercially Reasonable Efforts” shall mean with respect to each Party, commercially reasonable efforts in accordance with the business, legal, medical and scientific judgment of a similarly situated company, and in accordance with the efforts and resources a similarly situated company would use taking into account reasonable commercial judgment and other relevant factors.

(g)                                 “Confidential Information” shall mean all information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), regardless of the form in which it is disclosed, including information relating to the Disclosing Party’s markets, product specific payer policies, databases, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, and with respect to UT as Disclosing Party, information embodied in UT Product.  The following shall not be considered Confidential Information:

(i.)                                  Information which is or becomes in the public domain through no fault or act of the Receiving Party;

(ii.)                               Information which was independently developed by the Receiving Party without the use of or reliance on Confidential Information;

(iii.)                            Information which was provided to the Receiving Party by a third party under no duty of confidentiality to the Disclosing Party; or

(iv.)                           Information that is required to be disclosed by Applicable Laws, provided, however, prompt prior notice thereof shall be given to the Disclosing Party.

(h)                                 “Customer” shall mean any hospital, healthcare institution and Included Patient that is legally entitled to purchase the UT Product for use in the Territory.

(i)                                     “Designated Shipment Location” shall mean the Designated Storage Location(s) to which UT has agreed to ship Units of UT Product as set forth in Attachment E attached hereto.

(j)                                     “Designated Storage Location” shall mean the locations of DISTRIBUTOR’s facilities or pharmacies owned by DISTRIBUTOR or its Affiliate(s) for the storage of the Units of UT Product shipped to DISTRIBUTOR’s Designated Storage Locations as set forth in Attachment E attached hereto.

(k)                                  “DISTRIBUTOR” shall mean Accredo Health Group, Inc. and its wholly owned subsidiaries.

(l)                                     “Effective Date” shall mean the date first above written.

(m)                               “First Use” shall mean the act of piercing of the seal on the vial of UT Product.

(n)                                 “Force Majeure” shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party’s performance of its obligations under this Agreement.  Force Majeure shall include, without limitation:  fire, storm, earthquake, flood, acts of state, war or civil unrest, labor dispute, inability to obtain labor or materials, and prolonged shortage of energy or any other supplies.

(o)                                 “Good Distribution Practice” shall mean that practice of purchasing, storing and shipping a regulated pharmaceutical product and billing to and collecting from customers for a regulated pharmaceutical product in accordance with legal requirements and the standards and customary industry commercial practices.

(p)                                 “[***]” shall mean [***].

(q)                                 “[***]” shall mean [***].

(r)                                    “Included Patient” shall mean an individual diagnosed with pulmonary arterial hypertension (“PAH”) who is prescribed UT Product.

(s)                                  “Level 1 Appeal” shall mean an appeal of a reimbursement claim denial by a Third Party Payer due to an incomplete or improperly submitted reimbursement claim or other similar administrative oversight.

(t)                                    “Level 2 Appeal” shall mean an appeal of a reimbursement claim denial by a Third Party Payer, whether such denial is first asserted upon verification of reimbursement or following submission of a reimbursement claim, because: (i) the applicable policy covering the Included Patient does not include UT Product as a covered benefit, or (ii) the Included Patient falls within a class of persons who are all denied coverage for UT Product as the result of the application of a general policy.

(u)                                 “PAP Patient” shall mean any Included Patient who is enrolled in the Patient Assistance Program as established by UT from time to time and operated in accordance with Attachment C hereto.  UT shall provide DISTRIBUTOR with the eligibility criteria for this program.

(v)                                 “Price” shall mean the Wholesale Acquisition Cost for UT Product as set forth on Attachment A hereto.

(w)                               “UT Product” or “Product” shall mean Remodulin (treprostinil sodium) Injection, a pharmaceutical product administered subcutaneously and intravenously only for the treatment of PAH to be marketed in the Territory under the brand name REMODULIN®.

(x)                                   “UT Trademarks” shall mean any of the UT trademarks, logotypes and trade names listed on Attachment B hereto, as such attachment may be modified from time to time by UT during the term of this Agreement.

(y)                                 “Parties” shall mean UT and DISTRIBUTOR collectively.

(z)                                   “Party” shall mean either UT or DISTRIBUTOR.

(aa)                            “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

(bb)                          “Territory” shall mean the United States, including its territories and possessions, the fifty states and the District of Columbia only, unless otherwise expressly agreed in writing by the Parties.

(cc)                            “Third-Party Payers” shall mean managed care providers, health maintenance organizations, insurance companies, self-insurance programs of employers, third-party administrators, the United States Medicare and Medicaid programs, and other similar entities.

(dd)                          “Unit of UT Product” shall mean the combination of UT Product, package insert and other items as may be determined and supplied by UT to DISTRIBUTOR, in each instance contained within a standard outer package supplied by UT and labeled in accordance with applicable legal requirements.

(ee)                            “WAC” shall mean the then-current Wholesale Acquisition Cost of UT Product as determined by UT.

1.2                                 Other Rules of Interpretation. Unless the context otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “consent” shall mean “consent, not to be unreasonably withheld or delayed”; (vii) the word “or” shall be disjunctive but not exclusive; (viii) the words “made available” shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available; (ix) all references herein to “days” shall mean calendar days, and all references to “business day” shall mean any day that is not a Saturday, Sunday or any other day when banks are required or authorized by law to be closed in The City of New York; and (x) references to any statute, regulation or other law shall include any and all amendments and successors thereto.

ARTICLE 2:  MUTUAL REPRESENTATIONS AND WARRANTIES

2.1                                 Authority.  Each Party represents and warrants that it possesses all corporate power and authority necessary to enter into this Agreement and to perform its obligations under this Agreement.  All corporate acts and other proceedings required to be taken by or on the part of each Party to authorize it to perform its obligations under this Agreement have been duly and properly taken.  This Agreement has been duly executed and delivered by each Party and constitutes legal, valid and binding obligations of each Party enforceable in accordance with its terms, subject to the application of general principles of equity.

2.2                                 No Conflicts.  Each Party represents and warrants that the execution and performance of this Agreement will not conflict with or violate any other agreement or obligation binding on it.

2.3                                 Approvals.  Except as expressly provided herein, each Party represents and warrants that no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by such Party of this Agreement or its consummation of the transactions contemplated by this Agreement.

2.4                                 Debarment and Exclusion Certification Requirements.  Each Party certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) and (b), and does not appear on the “list of excluded individuals/entities” (“LEIE”) maintained by the Office of the Inspector General of the U.S. Department of Health & Human Services, available at http://oig.hhs.gov/fraud/exclusions/listofexcluded.html.  In the event that, during the term of this Agreement, either Party (i) becomes debarred, (ii) is placed on the LEIE, or (iii) receives notice of an action or threat of an action with respect to its debarment or placement on the LEIE, such Party shall notify the other Party immediately.  Each Party hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association that has been debarred under 21 U.S.C. § 335(a) and (b) or that appears on the LEIE.  In the event that either Party becomes aware of the debarment, threatened debarment, appearance or threatened placement on the LEIE of any individual, corporation, partnership or association providing services to the other Party that directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified.  In the event of an actual debarment or exclusion of DISTRIBUTOR or its owners during the term of this Agreement, this Agreement shall, as of, or prior to, the effective date of such debarment or exclusion, automatically terminate.  In the event of an actual debarment or exclusion of any DISTRIBUTOR employee, agent or contractor during the term of this Agreement, such employee, agent or contractor must immediately cease providing any services to UT under this Agreement, and UT shall have the option of immediately terminating this Agreement.

ARTICLE 3:  APPOINTMENT

3.1                                 Scope; Non-exclusive.  UT hereby appoints DISTRIBUTOR, and DISTRIBUTOR hereby accepts such appointment, as a distributor of UT Product during the term of this Agreement, subject to the terms and conditions of this Agreement.  This appointment is non-exclusive, and UT reserves the right to appoint additional distributors in the Territory and to distribute UT Product in the Territory on its own behalf.  UT shall notify Distributor prior to adding additional distributors within the Territory.

3.2                                 Sub-distributors.  DISTRIBUTOR shall not, without the prior written approval of UT, appoint any distributors or agents to act on behalf of DISTRIBUTOR (collectively, “Sub-distributors”) to distribute UT Product within the Territory, other than any of its Affiliates.  DISTRIBUTOR shall at all times remain fully liable for the performance of any approved sub-distributors and DISTRIBUTOR shall provide UT with a written acknowledgement executed by each Sub-distributor that it has read this Agreement and agrees to be bound by its terms and conditions, including those contained in the attachments hereto.

3.3                                 Sales Outside the Territory.  DISTRIBUTOR shall not distribute, sell or otherwise provide UT Product outside of the Territory and shall not advertise, promote or solicit customers for UT Product outside the Territory.

ARTICLE 4:  OBLIGATIONS OF DISTRIBUTOR

4.1                                 Support.  DISTRIBUTOR shall use Commercially Reasonable Efforts to fund and support ongoing distribution of UT Product, consistent with DISTRIBUTOR’s normal funding and support for its overall distribution activities.  In addition, DISTRIBUTOR shall use its Commercially Reasonable  Efforts to fund and support ongoing sale of UT Product.  Such Commercially Reasonable Efforts  shall include, but not be limited to:

(a)                                  Maintaining throughout the Territory adequate order-fulfillment staff who are adequately trained on PAH and UT Product.  The Parties acknowledge that this obligation requires DISTRIBUTOR to have the capability to provide the foregoing services throughout the Territory, but does not require DISTRIBUTOR to have a physical office within each jurisdiction within the Territory;

(b)                                 Promptly responding to all inquiries from Customers, including responding to complaints, processing all orders and effecting all shipments of UT Product for Included Patients in accordance with the timelines and other terms and conditions contained within this Agreement;

(c)                                  Providing UT Product to Included Patients pursuant to physician orders;

(d)                                 [***]

(e)                                  [***]

4.2                                 Policies and Procedures.  DISTRIBUTOR shall use Commercially Reasonable Efforts to comply with UT’s Policies and Procedures as provided and updated by UT from time to time and as accepted by DISTRIBUTOR.  If any such Policies and Procedures contradict this Agreement, the terms of this Agreement shall control.

4.3                                 Written Assurance.  DISTRIBUTOR hereby assures UT that DISTRIBUTOR shall not export UT Product from the Territory under any circumstances, including to any destination to which re-export requires a license under the United States Export Administration Regulations.  DISTRIBUTOR shall  use Commercially Reasonable Efforts to ensure that its Customers and sub-Distributor will not export UT Product from the Territory.

4.4                                 Product Specifications.  DISTRIBUTOR shall store UT Product in accordance with all directions accompanying UT Product in order to maintain UT Product in accordance with UT- and FDA-approved specifications.  DISTRIBUTOR shall dispense UT Product as prescribed, in accordance with all applicable pharmacy requirements.  The Parties acknowledge that UT shall not have any rights, obligations, responsibilities, oversight or role of any kind or nature concerning DISTRIBUTOR’s practice of pharmacy in compliance with all applicable state pharmacy regulations and consistent with DISTRIBUTOR’s then current practices.

4.5                                 Pharmacy and Home Health Care Services.  DISTRIBUTOR may create its own educational materials concerning UT Product or PAH (“Educational Materials”) for distribution by DISTRIBUTOR in accordance with this Agreement and DISTRIBUTOR’s obligations as a health care provider and pharmacy; provided, however, that all such Educational Materials shall: (i) be consistent with the contents of UT Product package insert approved by the FDA; (ii) comply with the conditions and requirements of all applicable state pharmacy regulations mandating the provision of patient educational materials on prescription drugs and their administration, and (iii) not be used by DISTRIBUTOR to promote, market or sell UT Product. Further, to the extent that any UT Trademarks are included in such Educational Materials, then DISTRIBUTOR shall notify UT in writing prior to use of such materials.

4.6                                 Complaints. DISTRIBUTOR shall process any and all complaints received from Customers in the Territory regarding the UT Product in accordance with Section 9.3 of this Agreement.

4.7                                 Inventory.  DISTRIBUTOR shall maintain at all times adequate inventory of Units of UT Product (the “Inventory”) as are mutually considered by UT and DISTRIBUTOR to be sufficient to meet Customers’ anticipated demands for UT Product.  Such requirements may be adjusted by UT and DISTRIBUTOR from time to time. Notwithstanding the foregoing, DISTRIBUTOR shall maintain an Inventory level at all times between the following minimum and maximum:

(a)                                  At a minimum: no less than thirty (30) days’ inventory on hand at any time based on current demand and usage of UT Product by DISTRIBUTOR’s customers; and

(b)                                 At a maximum no greater than seventy-five (75) days’ inventory on hand based on current demand and usage of UT Product by DISTRIBUTOR’s customers; and

(c)                                  calculations of inventory levels shall be based on the current monthly average usage of UT Product by Included Patients (“Usage”). Usage shall be equal to the rolling average number of Units of UT Product distributed by DISTRIBUTOR each month for the previous three (3) months.

DISTRIBUTOR shall ensure that it purchases enough Inventory each month to meet expected Usage demand for UT Product in addition to the thirty (30) day minimum Inventory level requirement.  From time to time, UT and DISTRIBUTOR may mutually agree to reasonably change the above-listed minimum and maximum requirements and DISTRIBUTOR shall adjust its Inventory accordingly.

4.8                                 Storage of UT Product. DISTRIBUTOR shall store and maintain UT Product solely at the Designated Storage Locations described in Attachment E hereto.  DISTRIBUTOR shall store, maintain and handle the Product in accordance with Good Distribution Practice, Applicable Laws, the UT Product package insert and UT’s written instructions, including any requirements with respect to racking, temperature, light, darkness, vibration and rotation. The UT Product must be stored at the temperature range specified by UT to ensure safety and reliability, and rotated so that the oldest unexpired Units of UT Product are shipped before newer unexpired Units of UT Product, unless UT specifies otherwise.  DISTRIBUTOR shall promptly notify UT of any material or significant change in its storage conditions or shipping procedures for UT Product.  DISTRIBUTOR shall maintain complete and accurate records for inspection by UT or its representatives, upon ten (10) business days’ prior notice during regular business hours, of all movements and transactions involving UT Product.  Such records shall reflect unit, lot number and Customer information, including defective or returned Units of UT Product, such that the Units of UT Product may be traced for purposes of stock reconciliation, recall and general marketing and shipping review.  UT shall also have the right to inspect DISTRIBUTOR’s storage conditions and shipping procedures for UT Product upon ten (10) business days’ prior notice, during regular business hours. DISTRIBUTOR shall not manufacture, mix, process, combine or incorporate UT Product alone or into any other substance.

4.9                                 Distributor Expenses.  DISTRIBUTOR shall bear all of its own costs and expenses incurred in carrying out its obligations under this Agreement, including, but not limited to, all rents, salaries, commissions, demonstration, travel and accommodation.

4.10                           Distributor Reporting.  DISTRIBUTOR shall complete a series of regular reports as described in Attachment F hereto.  The reports are due no later than the 10th day of each month following the end of the respective reporting periods and shall constitute Confidential Information of DISTRIBUTOR. The Parties acknowledge that Applicable Laws or existing contractual relationships with Third-Party Payers may restrict DISTRIBUTOR’s ability to collect, use, include and/or disclose as Data certain patient, payer,  and physician-specific data. DISTRIBUTOR shall not provide patient, payer, and physician-specific data and information where so limited by such existing contractual relationships or Applicable Laws. New contracts with Third Party Payers or the enactment of new Applicable Laws may further limit the disclosure of patient- and physician-specific data and information.  Neither Party may resell data to IMS, Wolters Kluwer, or any other data aggregation service .

4.11                           Distributor Representations.

(a)                                  DISTRIBUTOR acknowledges that UT Product constitutes a sensitive therapeutic drug, and that distribution and handling of the UT Product requires specialized training and dedication to Customer needs.  DISTRIBUTOR represents and warrants that it will train and deploy its agents and employees in the manner necessary to meet these special requirements.

(b)                                 DISTRIBUTOR represents and warrants that it and its officers, directors, agents and/or employees as applicable are qualified to perform the services and activities described in this Agreement and that all licenses and/or approvals necessary to conduct such services and activities have been obtained and shall be maintained throughout the term of this Agreement.

4.12                           DISTRIBUTOR provides appropriate pharmacy services as required by Applicable Laws. DISTRIBUTOR shall also perform the following activities in support of the distribution of the UT Product:

(a)                                  Infusion Pumps or Other Devices.  DISTRIBUTOR shall develop and maintain a relationship with appropriate infusion pump or other device manufacturer(s) which manufacture pumps/devices that comply with the technical administrative requirements specified in the package insert for UT Product for applicable administration and that offer the same level of reliability, effectiveness and customer service as have become the industry standard for UT Product. DISTRIBUTOR will ensure that appropriate personnel are trained at all times on the use of all such pumps/devices and how the UT Product is most effectively used with various pumps/devices.    DISTRIBUTOR shall ensure the accuracy of all of its educational efforts for Customers in respect of pumps/devices it creates and distributes for use with UT Product.

(b)                                 Included Patient Benefit Verification. DISTRIBUTOR shall handle Included Patient enrollment, initial processing, insurance eligibility and benefits verification. If DISTRIBUTOR is unable to service a patient, then DISTRIBUTOR shall immediately, i.e., no more than five (5) business days from the receipt of the complete referral, re-direct the referral to an appropriate specialty pharmacy participating in the REMODULIN distribution network.   Distributor agrees to utilize the referral form provided by UT for referral collection purposes at all times, unless a Customer specifically requests the use of a different form.

(i.)                                  Upon receipt of a prescription for UT Product, DISTRIBUTOR shall immediately fax the prescribing physician to confirm receipt of the prescription. No more than one (1) business day from receipt of the prescription, DISTRIBUTOR shall perform verification of insurance coverage for UT Product. If the prescription is received after 2 p.m. Eastern time, DISTRIBUTOR may have until the end of the next business day to perform verification of insurance coverage for UT Product.

(ii.)                               DISTRIBUTOR shall take all necessary actions to verify Included Patients’, insurance coverage for UT Product including, without limitation, researching and attempting to determine: (1) all Included Patient information and coverage parameters, including all relevant clinical documentation; (2) if UT Product is covered, under what type of plan (e.g., a “medical plan” or a “pharmacy plan”), the Included Patient cost share amount, if any, and the rate of reimbursement, if available; (3) whether prior authorization is required for reimbursement; (4) if prior authorization is required, what information the Included Patient must submit in order to receive such authorization; and (5) whether any other activities, submissions or approvals are required to obtain reimbursement promptly and to the fullest extent permitted by the Third-Party Payer. During the process of benefit verification, DISTRIBUTOR shall communicate with the referral source and provide information to the prescribing physician in a time and manner sufficient for the circumstances.

(iii.)                            DISTRIBUTOR shall record the results of its research on the foregoing and shall use commercially reasonable efforts to report to the Included Patient within one (1) business day from receipt.

(iv.)                           If the Third-Party Payer requires prior authorization, then DISTRIBUTOR shall, within one (1) business day, notify and assist the Customer with questions relating to the requirements for prior authorization.

(v.)                              If, prior to the submission of a claim for reimbursement, a Third-Party Payer informs DISTRIBUTOR that UT Product is not eligible for coverage, then, within one (1) business day, DISTRIBUTOR shall make such inquiries of the Third-Party Payer as shall be necessary to determine the requirements for submission of an appeal of the denial of coverage. DISTRIBUTOR shall promptly record the results of this inquiry and to the extent not prohibited by contract or Applicable Laws report such information to the UT managed markets designee.

(vi.)                           If DISTRIBUTOR is notified of a denial of coverage and DISTRIBUTOR determines that an appeal of the denial of coverage would require a Level 1 Appeal, then  DISTRIBUTOR, at its cost and discretion, shall use reasonable efforts to assist Customer, and if an Included Patient is pursuing the Level 1 Appeal on his/her own behalf, DISTRIBUTOR, at its cost, shall promptly initiate (at the latest within one (1) business day) and pursue such Level 1 Appeal in accordance with the Third-Party Payer’s processes.  Upon request, UT shall provide reasonable assistance to DISTRIBUTOR, including assistance with preparing applications and participation in telephone conferences and meetings with representatives of the Third-Party Payer.  All documents prepared as part of a Level 1 Appeal, and any information obtained in connection therewith, shall be promptly recorded.

(vii.)                        If DISTRIBUTOR determines that an appeal of the denial of coverage would require a Level 2 Appeal, DISTRIBUTOR shall notify the physician, Included Patient and UT (if DISTRIBUTOR deems necessary, if the Included Patient consents and to the extent not prohibited by contract or Applicable Laws) immediately of such determination.  The Included Patient, at his or her option, may elect to pursue the Level 2 Appeal directly or to request that Distributor assist with pursuit of the Level 2 Appeal.

(c)                                  Dispensing Activities.

(i.)                                  Upon completion of benefits investigation and, if necessary, after prior authorization, DISTRIBUTOR shall process Physician’s order for UT Product if Physician chooses to place an order.  If Physician elects not to place an order at the time that Included Patient benefits are reported, DISTRIBUTOR shall attempt to determine the reason for Physician’s choice (e.g., “Included Patient to receive UT Product at an alternate facility”, “physician elected not to order UT Product”, or “Included Patient elected not to receive UT Product”).  DISTRIBUTOR shall immediately record this information.

DISTRIBUTOR shall attempt to contact the Included Patient on the same day that the benefit verification has been completed for the Included Patient in order to inform the Included Patient of his or her cost share amount, if any, and to make arrangements with the Included Patient for collection such cost share amount, if any, and to introduce the Included Patient to the DISTRIBUTOR’s services.  DISTRIBUTOR may delay shipment of UT Product until the Included Patient’s cost share amount is satisfied in full.  DISTRIBUTOR shall be solely responsible for submitting claims for reimbursement directly to the Third-Party Payer for the applicable reimbursable amount (deducting any Included Patient cost share amount).

DISTRIBUTOR will dispense the Unit(s) of UT Product (along with a current package insert) to Included Patients pursuant to a valid prescription and in accordance with Applicable Law, and in so doing will include certain nominal ancillary supplies (e.g., syringes, needles, and alcohol swabs) and certain related items (including the pump/device, as applicable) in connection with the UT Product as may be necessary or useful to the Included Patient in connection with the administration of the UT Product.  Upon receipt of a Clean Prescription,

DISTRIBUTOR shall dispense UT Product within one (1) business day or at such other time as the Included Patient may request.

(d)                                 Follow up Activity Generally. Unless DISTRIBUTOR is otherwise required to contact Customer sooner or more often, DISTRIBUTOR shall contact Customer two (2) business days after receipt of a prescription/referral and every two (2) business days thereafter to update Customer on the status of a benefits investigation/prior authorization/appeal or other related matter. When required to obtain additional information to complete a valid prescription/coverage determination/prior authorization/appeal or related matter, DISTRIBUTOR shall communicate all required information to the appropriate party and continue to contact such party every business day until the needed information is received or the matter is otherwise closed.

(e)                                  Social Services.  Upon expression of financial hardship, DISTRIBUTOR shall provide notice to Included Patients of alternate funding sources, certain hardship reimbursement support, and certain indigent and patient assistance programs, including UT’s PAP as described in Attachment C hereto. DISTRIBUTOR shall send an application to Included Patients who request to participate in the PAP within one (1) business day from the date of such request.

(f)                                    Product & Ancillary Supply Distribution. DISTRIBUTOR shall make available and/or dispense with UT Product, as necessary and appropriate for the applicable site of service (e.g., health care provider/physician office, clinic, hospital outpatient setting, pharmacy-owned facility, home), the contents of the UT Product package and supplies necessary for UT Product administration.

(g)                                 Education. DISTRIBUTOR shall provide its standard educational support  regarding UT Product administration and safety to Customers and caregivers involved in treating Included Patients. Upon UT’s request and subject to Distributor’s sole discretion, Educational Materials and educational materials created by UT may at times be included along with a patient’s standard shipment(s) of UT Product.  In addition, DISTRIBUTOR shall at all times comply with UT’s requirements with respect to the provision of package inserts, updates thereto, and such other UT Materials as are required by Applicable Law. In the event that such materials increase shipping or dispensing expenses, the parties shall agree on appropriate payments. DISTRIBUTOR shall promptly respond to questions from managed care organizations and other Third-Party Payers about UT Product. Notwithstanding the foregoing, the provision of such educational services shall be performed in accordance with the obligations contained in this Agreement including those with respect to training.

(h)                                 Nursing Services:

(i.)                                  DISTRIBUTOR shall make available on an as-needed basis its standard telephonic nursing services in accordance with its standard policies and procedures. If DISTRIBUTOR receives requests for administration for UT Product, it shall facilitate such requests in accordance with its standard business practices. DISTRIBUTOR’s standard telephonic nursing services shall be rendered by nurses who have the requisite and necessary training, experience, licenses and permits in accordance with Applicable Laws. DISTRIBUTOR may not seek reimbursement for its standard telephonic nursing services directly from UT.

(i.)                                  The Parties shall work together in good faith to develop an integrated nursing program to adequately support UT Product, Included Patients and Customers with the following elements:

(a)                                  All nurses shall be trained by DISTRIBUTOR with respect to UT Product and PAH prior to any interaction with an Included Patient or Customer. All nurses (including per diem nurses) shall pass competency testing on the following topics (at a minimum): PAH and PAH drug classes; UT Product; Patient needs whether naïve or experienced; Administration of UT Product; Training patients on administration of UT Product; Relevant nursing standards of care for administration of UT Product; Any and all devices/pumps that are to be used with UT Product;  Appropriate patient encounters; and HIPAA, patient privacy and any other applicable legal requirements;

(b)                                 DISTRIBUTOR shall provide updated training as necessary for nurses to maintain competency in the foregoing competency areas;

(c)                                  DISTRIBUTOR shall update and refresh training and require regularly updated certification testing when new information becomes available or when a nurse has not provided services for an extended period of time;

(d)                                 DISTRIBUTOR shall make available to UT upon request, for UT’s review and comment, training materials related to UT Product and the administration and support of UT Product;

(e)                                  DISTRIBUTOR shall make available to UT records of completion of related training upon UT’s request;

(f)                                    DISTRIBUTOR shall manage nonperformance of nurses (including per diem nurses) through appropriate measures, including re-training, discipline or removal; and

(g)                                 DISTRIBUTOR shall reasonably provide nurses who are able to speak the same language as the Included Patient or a translation service.

(i)            Additional Performance Requirements:  As to service related to UT Product,  DISTRIBUTOR agrees to keep careful records of the following data points and maintain the requisite levels of competency for each data point and shall provide such data in reports to UT as UT reasonably requests, but no less than quarterly:

(ii.)                               ASA: meaning the average speed DISTRIBUTOR takes to answer a call measured over a calendar month.  DISTRIBUTOR shall use reasonable Efforts to ensure that the ASA does not exceed thirty (30) seconds, and in any event, at least 80% of all calls to DISTRIBUTOR shall be answered within thirty (30) seconds;

(iii.)                            Calls Dropped: meaning the percentage of calls that are dropped before being answered over the course of a calendar month.  DISTRIBUTOR shall use its Commercially Reasonable Efforts to ensure that the Calls Dropped does not exceed 6%; and

(iv.)                           AHT: meaning the average hold time experienced by a caller as measured over the course of a calendar month.  DISTRIBUTOR shall use its Commercially Reasonable Efforts to ensure that the AHT does not exceed 45 seconds, and in any event, at least 95% of calls placed on hold will be on hold for less than forty-five (45) seconds.

4.13                           DISTRIBUTOR agrees to make available appropriate management personnel as mutually agreed upon responsible for overseeing/managing the activities related to the distribution of UT Product for quarterly meetings with UT personnel at reasonably agreed upon times and places in order to review and assess DISTRIBUTOR’s performance relative to the various obligations described in this Article 4 and elsewhere in this Agreement. Content and reporting metrics of such meetings will be mutually agreed upon between UT and DISTRIBUTOR in advance of the meetings.

ARTICLE 5:  OBLIGATIONS OF UT

5.1                                 Training.  UT may in its discretion provide training to DISTRIBUTOR for UT Product at a time and in a manner as determined by DISTRIBUTOR.

5.2                                 UT Materials.  UT shall provide DISTRIBUTOR, upon DISTRIBUTOR’s request, with reasonable quantities of sales and marketing materials for UT Product as they are developed by UT, including but not limited to reprints, brochures, package inserts, peer reviewed articles and other scientific and medical information regarding UT Product, informational material and other marketing literature (“UT Materials”), for use and distribution by DISTRIBUTOR in accordance with this Agreement.  DISTRIBUTOR shall use the UT Materials in accordance with UT’s written directions, including providing the package insert to Customers until such time as the package insert is included with UT Product. DISTRIBUTOR shall not revise, alter, change, supplement or reproduce in any manner the UT Materials and their content as provided by UT without UT’s advance written permission.  Nothing in this provision requires UT to create any specific materials.

ARTICLE 6:   ORDERS FOR PRODUCTS

6.1                                 Purchase Orders.  DISTRIBUTOR shall submit written purchase orders to UT by electronic mail or in accordance with written instructions provided by UT. Purchase orders shall be submitted once per month by the 10th day of the month. Each such order shall set forth: (a) the UT Product ordered including item numbers; (b) quantities in multiples of ten (10) per package reference; (c) requested delivery dates; (d) specific shipping instructions; and (e) if applicable, any relevant export control information or documentation to enable UT to comply with Applicable Laws.  Except as otherwise agreed by UT, DISTRIBUTOR shall submit such purchase orders at least five (5) business days prior to the requested delivery dates. DISTRIBUTOR is responsible for good Inventory management processes and subsequent purchases should not deviate negatively by more than 15% from the previous purchase order unless unexpected events occur and are communicated to UT in advance in writing. DISTRIBUTOR may only purchase UT Product from UT or through the acquisition of all or part of a pharmacy authorized to dispense Product. DISTRIBUTOR may only sell UT Product for use by an Included Patient and may not sell, transfer or distribute UT Product to any entity that DISTRIBUTOR knows is likely to resell the UT Product.

6.2                                 Acceptance of Orders. Each purchase order shall be governed by the terms and conditions set forth in this Agreement with respect to such order to the exclusion of any additional or contrary terms set forth in the DISTRIBUTOR purchase order.  Any terms or conditions of such purchase order that conflict with the terms and conditions of this Agreement shall be null and void.  Notwithstanding the foregoing, in the event of exigent circumstances, UT shall use its Commercially Reasonable Efforts to accept an emergency purchase order from DISTRIBUTOR two (2) business days prior to the requested delivery date.

6.3                                 Delivery Terms.  Units of UT Product ordered by DISTRIBUTOR and accepted by UT shall be packed for shipment and storage in accordance with UT’s standard commercial shipping practices. UT shall use its Commercially Reasonable Efforts to deliver Units of UT Product into the possession of a common carrier for delivery within a reasonable period of time after acceptance of a purchase order by UT.  Unless mutually agreed upon by DISTRIBUTOR and UT, no UT Product shall be shipped on a Friday, Saturday or Sunday.  Each order may only be shipped, and shall be addressed for shipment, to the Designated Shipment Location specified in Attachment E.  Unless UT and DISTRIBUTOR otherwise agree in writing, all deliveries of UT Product shall be F.O.B. DISTRIBUTOR’s Designated Shipment Location.  UT shall insure each shipment of UT Product with a reputable insurer for the full invoice price of such shipment.  Risk of loss and title to UT Product shall pass to DISTRIBUTOR upon delivery at its Designated Shipment Location.  UT shall have no liability for any loss, theft, destruction or damage to the Units of UT Product once they have been delivered to a Designated Shipment Location and the exterior has been inspected by DISTRIBUTOR for visible damage without necessity of opening.  Each individual package of UT Product shall be inspected within five (5) business days of delivery to DISTRIBUTOR’s Designated Shipment Locations.  DISTRIBUTOR shall, at its sole cost and expense, insure the Products from the time of delivery at DISTRIBUTOR’s Designated Shipment Location until delivery of the Units of UT Product by DISTRIBUTOR to Customer has been completed.  In each case such insurance or self-insurance shall be for the UT Product’s full replacement value (i.e., market value) against fire, theft, loss or destruction, and such other risks as are customarily insured against by prudent persons in a similar line of business.  At UT’s request, DISTRIBUTOR shall furnish to UT certificates of insurance evidencing the types and amounts of coverage.

6.4                                 Modification of Orders.  No accepted purchase order shall be modified or canceled except upon the written agreement of both Parties.

6.5                                 Change Order Charges.  If DISTRIBUTOR requests modifications to an accepted order prior to the scheduled delivery date provided in such order, then, in consideration for accepting such change order, UT may extend the scheduled delivery date and/or require DISTRIBUTOR to pay a change order charge equal to the sum of the actual documented non-recoverable costs incurred by UT by reason of such change order.

6.6                                 Product Changes.  Subject to applicable regulatory approval, UT reserves the right, in its sole discretion and without incurring any liability to DISTRIBUTOR except as otherwise provided in this Agreement, to: (a) alter UT Product; (b) discontinue the manufacture of UT Product; or (c) commence the manufacture and sale of new products having features which make UT Product obsolete.  UT also reserves the right, in its sole discretion and without incurring any liability to DISTRIBUTOR except as otherwise provided in this Agreement, immediately to alter the specifications or the manufacturing process for UT Product for reasons of health or safety.  UT shall fill all accepted purchase orders from DISTRIBUTOR for altered or discontinued UT Product for which manufacturing and commercial deliveries have commenced prior to the effective date of such a change but otherwise shall have no obligation to do so unless the delivery date requested in the relevant purchase order is prior to the effective date of such a change. UT shall notify DISTRIBUTOR in writing when such modifications or changes occur.

6.7                                 Rolling Forecasts.  DISTRIBUTOR shall provide UT with an annual, non-binding twelve (12) month forecast projecting DISTRIBUTOR’s intended purchases of UT Product for the coming twelve (12) months, as well as such other mutually agreeable information.  UT shall receive this annual forecast no later than January 10th of each calendar year.  DISTRIBUTOR shall also update UT on a rolling basis each calendar quarter, and each updated forecast shall be received by UT no later than the 10th day of the month following the end of each calendar quarter.

6.8                                 Chargeback Pricing.  Subject to UT’s reimbursement of the “Chargebacks” (as described below) DISTRIBUTOR shall provide wholesale distribution to certain entities eligible for discounted government pricing (e.g., FSS, VA, PHS (340B)) (“Discounted Entity”) as described herein.  The discounted government pricing is less than the price at which DISTRIBUTOR purchases UT Product (i.e., less than the Price set forth in Attachment A).  DISTRIBUTOR shall create an account for each Discounted Entity purchasing UT Product from DISTRIBUTOR.  As part of this process, DISTRIBUTOR shall use commercially reasonable efforts to identify whether the proposed Discounted Entity is eligible for discounted government pricing through direct documentation from the proposed Discounted Entity or through review of data on the HRSA eligibility website or other database resource.  As an order for UT Product is received from the Discounted Entity, DISTRIBUTOR shall provide UT Product to the Discounted Entity at the discounted government price.  The difference between the discounted government price and the List Price for the UT Product is referred to as the “Chargeback.” The Chargeback shall be paid by UT to DISTRIBUTOR by check. When submitting a Chargeback request to UT, DISTRIBUTOR shall include the following information: (i) date of sale to Discounted Entity, (ii) the Discounted Entity’s name and address, (iii) product(s) purchased from DISTRIBUTOR (iv) UT’s price to DISTRIBUTOR for the UT Product, (v) DISTRIBUTOR’s price to the Discounted Entity for the UT Product, and (vi) the amount of Chargeback requested.  Chargeback request(s) shall be submitted to UT by the 10th of each month for all activity in the previous calendar month. UT shall process Chargeback credits due DISTRIBUTOR within thirty (30) days of receipt of the Chargeback submission.  DISTRIBUTOR shall not set off Chargebacks owed by UT against any amounts owed by DISTRIBUTOR to UT. Upon termination of this Agreement, if there are any unapplied credits for a Chargeback, UT shall issue a check in the amount thereof to DISTRIBUTOR. Chargebacks paid hereunder constitute reimbursement to DISTRIBUTOR for debits incurred in administering UT discounts to Discounted Entities, and are not, and should not be construed as, remuneration intended to induce DISTRIBUTOR to purchase, order, lease, or recommend any UT product.

6.9                                 [***]

6.10                           [***]

ARTICLE 7:  PRICES AND PAYMENTS

7.1                                Prices.  DISTRIBUTOR shall pay the Prices for UT Product purchased under this Agreement that are in effect at the time of  submission of a relevant purchase order by DISTRIBUTOR, except as provided in Section 7.2 below.

7.2                                 Price Changes.  At any time during the term of this Agreement, UT may increase or decrease its Prices for UT Product with notice to DISTRIBUTOR of the effective date of the price change. Any such price change shall not apply to purchase orders submitted prior to the effective date of the applicable price change.

7.3                                 Costs. All costs related to shipping, insuring, packing, handling and delivering UT Product to DISTRIBUTOR’s facility shall be at the sole expense of UT.  All such costs incurred after the instant of delivery to the Designated Shipment Location shall be the responsibility of DISTRIBUTOR. Notwithstanding anything to the contrary in this Agreement, UT may, in its sole discretion, charge DISTRIBUTOR for any and all shipping, packing, handling or delivery charges associated with emergency purchase orders, or if DISTRIBUTOR places three or more orders in a one month period.

7.4                                 Payment Terms; Invoices.  DISTRIBUTOR shall make payments for UT Product within sixty (60) days of its receipt of an applicable invoice from UT.  DISTRIBUTOR shall be eligible for a two percent (2%) prompt pay discount if payment is received by UT within thirty (30) days of the date of invoice. All payments shall be made in United States Dollars.

7.5                                 Provision of Invoices to Government Payers. Upon the request of any federal or state agency with jurisdiction over claims for reimbursement of UT Product, DISTRIBUTOR may provide such agency with invoices received from UT that accurately reflect the actual charge to DISTRIBUTOR for UT Product purchased pursuant to this Agreement with prompt written notice to UT of such request.

7.6                                 Overdue Payments.  If and for so long as any payment from DISTRIBUTOR to UT or UT to DISTRIBUTOR under this Agreement shall be overdue:

(a)                                  Interest shall be due and payable at the rate of twelve percent (12%) per annum, or such lower rate as may be the maximum legally permissible rate of interest, on all balances outstanding from the first date such payment is due until fully paid;

(b)                                 Each Party shall have the right to recover its collection costs and expenses (including reasonable attorneys’ fees) for late payments.  UT reserves the right to withhold or suspend shipment of UT Product if there is any unsettled or outstanding balance owed or caused by DISTRIBUTOR to UT and to revoke any credit terms it may offer DISTRIBUTOR; and

(c)                                  Overdue payments automatically forfeit any prompt pay discounts referenced in Section 7.4.

7.7                                 Tax Payments.  Each Party shall pay all taxes, duties, import deposits, assessments and other governmental charges, however designated, that are now or hereafter imposed upon such Party by any governmental authority or agency in connection with the performance of its obligations under this Agreement.

7.8                                 Resale Prices.  The Parties acknowledge that DISTRIBUTOR may offer the UT Product in the Territory at such prices or discounts as DISTRIBUTOR, in its sole discretion, may determine. [***]

7.9                                 [***]

7.10                           Drug Formulary.  The Parties acknowledge and agree that no payment made pursuant to this Agreement is intended in any way as a payment related to a drug formulary or drug formulary activities.  The Parties acknowledge and agree that no drug formulary or drug formulary activities have been negotiated or discussed between the Parties in connection with this Agreement.

ARTICLE 8:  ACCEPTANCE, WARRANTY AND PRODUCTS SUPPORT

8.1                                 Acceptance of UT Product.  DISTRIBUTOR shall promptly inspect each shipment of UT Product.  In the event of any shortage, damage, expiration or discrepancy in a shipment of UT Product on the exterior of the shipment of UT Product that is patently obvious, DISTRIBUTOR shall promptly report the same to UT and furnish such written evidence or other documentation as UT may reasonably request.  DISTRIBUTOR shall be deemed to have accepted a shipment and UT shall not be liable for any such shortage, damage, expiration or discrepancy in such shipment unless DISTRIBUTOR provides UT with such notice and substantiating evidence within five (5) days of receipt of the UT Product at DISTRIBUTOR’s Designated Shipment Location.  Upon receipt of reasonable substantiating evidence of such shortage, damage or discrepancy, UT shall promptly provide additional UT Product or substitute products to DISTRIBUTOR.

8.2                                 Product Warranty.  UT hereby authorizes DISTRIBUTOR to pass on the UT standard warranty set forth in Attachment D to DISTRIBUTOR’s Customers in the Territory, which may be revised by UT upon written notice to DISTRIBUTOR.

8.3                                 Excluded Claims.  UT shall not have any additional warranty obligations to DISTRIBUTOR or Customers under Section 8.2 above or otherwise to the extent that DISTRIBUTOR has made any warranties, oral or written, beyond those expressly set forth in the standard UT warranty, set forth in Attachment D hereto. DISTRIBUTOR shall not offer its customers any warranties different from or in addition to those given by UT hereunder.

8.4                                 Limited Warranty.  THE WARRANTIES SET FORTH IN THE UT WARRANTY, ATTACHMENT D HERETO, AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY UT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF UT’S STANDARD WARRANTIES SHALL BE LIMITED TO THE REMEDIES PROVIDED IN UT’S STANDARD WARRANTIES SET FORTH ON ATTACHMENT D HERETO AND AS OTHERWISE PROVIDED IN THIS AGREEMENT.

8.5                                 Limited Remedy.  UT SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY OF ITS CUSTOMERS FOR LOSS OR DAMAGE CAUSED BY DISTRIBUTOR’s DELAY IN FURNISHING UT PRODUCTS UNDER THIS AGREEMENT. UT SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS OR CONTRACTORS FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF UT SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY DISTRIBUTOR OR SUCH THIRD PARTY.      NOTWITHSTANDING THE FOREGOING, IN CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 12.4 or 12.5, SECTION 12.4 AND SECTION 12.5 SHALL CONTROL.

ARTICLE 9:  REGULATORY APPROVALS, COMPLIANCE AND AUDITS

9.1                                 Compliance with Applicable Laws.  UT shall be solely responsible for, and comply with, Applicable Laws governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, warning and instructions for use of UT Product in the Territory, or otherwise applicable to the performance of its obligations under this Agreement.  DISTRIBUTOR shall comply with all Applicable Laws governing its distribution and sale of UT Product in the Territory, or otherwise applicable to the performance of its obligations hereunder.  Each Party shall comply with Applicable Laws intended to prevent fraud, waste and abuse in federal health care programs, including but not limited to Medicare and Medicaid, and shall conduct its activities hereunder in an ethical and professional manner. Both parties shall take all action necessary and appropriate to assure that it complies with all Applicable Laws, including, without limitation, the Anti-Kickback Statute (42 U.S.C. § 1320a-7B), the Anti-Kickback Act of 1986 (41 U.S.C. § 51 et seq.), the Stark Anti-Referral Law (42 U.S.C. § 1395nn), and any laws and regulations relating to disclosure and notification of plan benefits or the terms of this arrangement as required. The Parties intend to treat all discounts (including, but not limited to, prompt payment discounts) payable by UT hereunder as “discounts or other reductions in price” pursuant to the Anti-Kickback Statute, and to comply with the discount safe harbor set forth at 42 C.F.R. § 1001.952(h).  Accordingly, the Parties agree that: (i) DISTRIBUTOR shall, as appropriate, disclose all discounts received hereunder to representatives of Medicare, Medicaid, any governmental authority, and Federal health care programs (as defined under 42 U.S.C. 1320a-7b(f)) (collectively, “governmental entities”) upon request in accordance with 42 C.F.R. 1001.952(h); and (ii) UT shall, if required and as appropriate, properly report all discounts paid hereunder to the appropriate governmental entities for purposes of determining “Best Price” under the Medicaid rebate program and for purposes of determining AMP or ASP under Medicare, if applicable. In addition, Medco’s Code of Conduct and its policies and procedures relating to compliance with the above-named laws are available on Medco’s website at the following URL: http://www.medcohealth.com/medco/corporate/home.jsp, click on the Investors tab and then the Corporate Governance link and UT’s United States Comprehensive Compliance Plan for Approved Pharmaceutical Products is also available on its internet site (www.unither.com).

9.2                                 Government Inquiries.  In the event that DISTRIBUTOR receives an inquiry, or similar notice from a government agency or entity for information or an inspection (a “Notice”) which relates to UT Product or this Agreement, DISTRIBUTOR shall: (a) notify and provide a copy to UT of such Notice promptly within three (3) business days of receipt of such Notice; (b) unless expressly prohibited by the Notice, consult with UT regarding its response to the Notice to determine, among other things, whether any of UT’s Confidential Information shall be disclosed (which in all events shall be subject to DISTRIBUTOR’s obligations specified in Article 10 of this Agreement); (c) keep UT informed of the progress of any inspection and provide UT with prior notice of any documents related to UT Product or UT to be provided to such government entity; and (d) provide UT with a copy of any documents related to UT Product or UT ultimately produced pursuant to such Notice.  Further, DISTRIBUTOR shall provide UT with a summary of the results of any inspection and such actions, if any, taken to remedy conditions cited in such inspections.  DISTRIBUTOR further agrees to cooperate with any inspection of a shipment of UT Product by a governmental agency.

9.3                                 Adverse Event Reporting.  DISTRIBUTOR shall not be responsible for FDA reporting of adverse events. DISTRIBUTOR shall attempt to warm transfer a caller with potential Adverse Event information to a phone number designated by UT.  Otherwise, DISTRIBUTOR shall notify UT by fax to (919) 313-1297, e-mail at

drugsafety@unither.com immediately, or as agreed to by the parties, or at the latest within three (3) business days, of any complaint of a potential Adverse Event from a third party being reported to DISTRIBUTOR.  As directed by UT, such fax or e-mail report sent by DISTRIBUTOR shall include information as required by UT in order to adequately report such Adverse Event to FDA.

9.4                                 Withdrawal or Recall of Product.  Any recalls of UT Product shall be conducted in compliance with FDA requirements and the UT standard operating procedure for recalls (“UT Recall SOP”) as provided to and accepted by DISTRIBUTOR. DISTRIBUTOR shall prepare and maintain a written standard operating procedure that provides processes for conducting recall-related activities for UT Product as directed by UT and in accordance with the UT Recall SOP.  The decision to recall UT Product shall be made solely by UT, unless otherwise dictated by a governmental authority. UT shall be responsible for the expenses related to recall activities as described below, unless the recall results from a breach of any of DISTRIBUTOR’s representations and warranties under this Agreement or DISTRIBUTOR’s negligence or willful misconduct, in which event DISTRIBUTOR shall be responsible for all of recall-related expenses.  For purposes of this Agreement, the expenses of the activities shall be: (i) the reasonable expenses of notification and return or destruction (if authorized by UT) of UT Product, (ii) the cost to replace UT Product,  (iii) the costs directly associated with the distribution of replacement UT Product including pharmacist and dispensing labor, cold packs and labels; (iv) reasonable communications to Included Patients such as patient letters, patient phone calls and follow-up customer service; (v) labor associated with managing the recall process; (vi) any expenses associated with dispensing activity missed by DISTRIBUTOR as a result of UT’s provision of product to Included Patients beyond that is necessary to replace recalled product; and (vii) shipping and insurance costs associated with returning recalled UT Product. DISTRIBUTOR and UT shall cooperate fully with one another in conducting any activity contemplated by this Section 9.4.  Destruction of recalled product shall be conducted in accordance with the recall plan, as approved by UT under the UT Recall SOP and by any applicable governmental authorities.  If instructed by UT, DISTRIBUTOR may return recalled UT Product to UT at UT’s expense within thirty (30) days from completion of the recall and UT shall replace the UT Product recalled or refund the cost of such returned UT Product. Any UT Product returned to UT under this Section 9.4 shall be shipped by common carrier in a manner that preserves the integrity of the UT Product shipped, as instructed by UT.  Title to the recalled UT Product and risk of loss, theft, destruction or damage to UT Product during shipment as described above shall pass from DISTRIBUTOR to UT upon delivery of recalled UT Product at UT’s facility.  DISTRIBUTOR’s obligation to insure UT Product shall continue with respect to recalled UT Product until UT’s receipt of such recalled UT Product.

9.5                                 Visits by Parties.  DISTRIBUTOR shall permit UT to visit its place of business and inspect its records, inventories and other relevant materials and records relating solely to its performance of this Agreement, upon reasonable advance notice and during normal business hours.

9.6                                 No Returns.  UT will not accept the return of any UT Product, unless agreed in writing by UT, except if returned pursuant to a recall under Section 9.4 above.

ARTICLE 10:  PROPERTY OWNERSHIP; CONFIDENTIALITY

All Confidential Information and other proprietary materials, documents, information, databases, complete and incomplete case report forms and all data that one Party (“Disclosing Party”) supplies to the other Party (“Receiving Party”) shall be the sole and exclusive property of the Disclosing Party (“Disclosing Party Property”). All Confidential Information shall be deemed confidential and proprietary to the Disclosing Party. During the term of this Agreement and for a period of five (5) years following thereafter, the Receiving Party shall: (a) not disclose or provide any Confidential Information to any third party, and (b) take reasonable measures to prevent any unauthorized disclosure of Confidential Information by its employees, agents, contractors or consultants during the term hereof including advising such individuals of applicable confidentiality obligations.  Upon termination of this Agreement, the Receiving Party shall return or destroy to the Disclosing Party, at the Disclosing Party’s request and expense, all unused Disclosing Party Property, except the Receiving Party may keep one (1) copy of such Disclosing Party Property for legal archival purposes.

ARTICLE 11:  TRADEMARKS

11.1                           Trademark License Grant.  UT hereby grants to DISTRIBUTOR, and DISTRIBUTOR hereby accepts from UT, a nonexclusive, nontransferable, and royalty-free right and license, during the term of this Agreement, to reproduce and use the UT Trademarks in connection with the distribution, marketing and sale or other distribution of UT Product in the Territory and in accordance with UT’s standards and instructions and for no other purpose.  DISTRIBUTOR shall not use any other marks or trade names in connection with the marketing and distribution of UT Product, except that DISTRIBUTOR may use its marks or trade names in a manner consistent with its normal course of business, such as adding a label on the packaging identifying DISTRIBUTOR as a distributor of UT Product, and such use shall not confer on UT any rights or license in DISTRIBUTOR’s marks or trade names.  UT may inspect and monitor DISTRIBUTOR’s use of the UT Trademarks.  DISTRIBUTOR shall not remove or alter any UT trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any UT Product, documentation or containers or packages.

11.2                           Registration.  In its sole discretion, UT may register the UT Trademarks in the Territory if UT determines that registration is necessary or useful to the successful distribution of UT Product.  In addition, if UT believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by DISTRIBUTOR of any of UT Trademarks pursuant to this Agreement, the Parties shall cooperate to do so.  All expenses relating to the registration of the UT Trademarks in the Territory as well as the making of any filing or obtaining any governmental approvals for the use by DISTRIBUTOR of the Trademarks shall be borne by UT.

11.3                           Termination of Use.  Immediately upon termination of this Agreement, DISTRIBUTOR’s license and right granted in Section 11.1 shall be revoked and DISTRIBUTOR shall cease and desist from use of any UT Trademark in any manner, other than to liquidate its then-existing inventory of UT Product within six months of such termination. DISTRIBUTOR hereby grants to UT or its designee, in the event of such termination, full power of attorney, with the right of substitution, to cancel, revoke or withdraw any governmental registration or authorization permitting DISTRIBUTOR to use any UT Trademark in the Territory, and DISTRIBUTOR shall provide such further documentation and assistance as UT may reasonably request in connection therewith.

11.4                           Reservation of Rights.

(a)                                  DISTRIBUTOR acknowledges UT’s proprietary rights in and to any UT Trademark, subject to the license and right granted in Section 11.1.  DISTRIBUTOR shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any UT Trademark and shall not use any UT Trademark as part of DISTRIBUTOR’s corporate or trade name or permit any third party to do so.

(b)           UT acknowledges DISTRIBUTOR’s proprietary rights in and to any of DISTRIBUTOR’s trademarks. UT shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of DISTRIBUTOR’s trademarks and shall not use any such trademark as part of UT’s corporate or trade name or permit any third party to do so.

11.5         Infringements.  Each Party shall promptly notify the other Party in writing if it becomes aware of any use in the Territory by any third party of trademark or of any similar mark, which may constitute an infringement of a UT Trademark or DISTRIBUTOR’s trademarks. Subject to the provisions of this Article 11, Each Party shall have the exclusive right, in its sole discretion, to institute proceedings against third-party infringers of its trademarks.

ARTICLE 12:  INSURANCE AND INDEMNIFICATION

12.1         Insurance.  DISTRIBUTOR shall maintain in effect during the term of this Agreement a comprehensive general liability policy (which may be in the form of primary or excess coverage) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.  The deductible for such policy shall be no more than One Hundred Thousand Dollars ($100,000) DISTRIBUTOR agrees to provide UT with a certificate of insurance evidencing compliance with this section upon written request of UT.

12.2         Claims.  For the purposes of this Article 12 a “Claim” shall mean any liabilities, damages, costs or expenses, including, without limitation, reasonable attorneys’ fees arising from any claim, lawsuit, demand or other action by a third party.

12.3         DISTRIBUTOR Indemnification of UT.  Except as provided in Section 12.4, DISTRIBUTOR shall indemnify, defend and hold harmless UT, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any Claim to the extent such Claim relates to or is based on: (a) property damage, personal injury or death resulting from DISTRIBUTOR’s negligent or reckless provision or maintenance of UT Product (except to the extent the same results from any wrongful act or omission of UT); (b) DISTRIBUTOR’s violation of Applicable Laws; or (c) any breach by DISTRIBUTOR of any of its representations, warranties, covenants or agreements under this Agreement.

12.4         UT Indemnification of DISTRIBUTOR for UT Product.  Except as provided in Section 12.3, UT shall indemnify, defend and hold harmless DISTRIBUTOR and its Affiliates, and their respective officers, directors, employees, agents and successors and assigns from and against any Claim to the extent such Claim relates to or is based on: (a) property damage, personal injury or death resulting from use of UT Product (except to the extent the same results from any wrongful action or omission of DISTRIBUTOR); (b) UT’s violation of Applicable Laws; or (c)  any breach by UT of any of its representations, warranties, covenants or agreements under this Agreement.

12.5         Indemnification Procedure.  A Party seeking indemnification under this Article 12 (“Indemnified Party”) shall give prompt written notice to the indemnifying Party (“Indemnifying Party”) of any Claim covered by the indemnification obligations hereunder; provided, however, that a delay in such notice shall not terminate the Indemnifying Party’s indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such Claim.   Such Indemnifying Party shall have sole and exclusive control of the defense of any such Claim, including the choice and direction of any legal counsel; provided, however, if Indemnifying Party’s choice of legal counsel would be subject to a material conflict of interest under the applicable rules of professional conduct governing such counsel, the Indemnified Party shall not be obligated to waive such conflict and may request separate legal counsel at the Indemnifying Party’s expense.  The Indemnifying Party may not settle or compromise any such Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

12.6         Litigation Support.  In the event and for so long as an Indemnifying Party actively is contesting or defending against any Claim under this Article 12, the Indemnified Party shall cooperate with the Indemnifying Party and its legal counsel in the contest or defense of such Claim, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense of such Claim, all at the sole cost and expense of the Indemnifying Party.

12.7         Subrogation.  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any third party bringing a Claim, and such Indemnified Party hereby assigns to the Indemnifying Party all claims, causes of action and other rights that the Indemnified Party may then have against such third party.  Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that an Indemnifying Party fails to perform its indemnification obligations under Section 12.3 or Section 12.4 above, the Indemnifying Party hereby assigns to the Indemnified Party all claims, causes of action and other rights which the Indemnifying Party may then have against any third party with respect to any Claim for which indemnification is provided hereunder.

ARTICLE 13:  ARTICLE 13  JOINT PUBLICITY

13.1         Public Disclosure.  If either Party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description, such other Party shall be provided with an advance copy of the disclosure and shall have (to the extent reasonably practicable) five (5) business days within which to approve or disapprove such use or its name of description (including mention of the name of the Product); provided, however: (a) approval shall not be unreasonably withheld by either Party; (b) failure to respond within five (5) business days shall be deemed approval; and (c) if approval is denied, no disclosure shall use the name of or otherwise describe such Party except to the extent required by Applicable Laws, or the extent that the description of the other Party is limited to public information about the availability of UT Product.

13.2         Filings with Securities and Exchange Commission.  Notwithstanding the foregoing, each Party acknowledges that both Parties are, or are affiliates of, a publicly traded company and each Party hereby consents to the disclosure of this Agreement and the relationship between the Parties in their respective filings with the Securities and Exchange Commission and disclosures to their stockholders; provided, however, that each Party shall use commercially reasonable efforts not to disclose the specific financial terms and conditions of this Agreement except when such disclosure is required by Applicable Laws or by this Agreement.

ARTICLE 14:  FORCE MAJEURE

14.1         Notice.  A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

14.2         Suspension of Performance.  After an affected Party has given notice under Section 15.1, that Party shall be relieved of any performance obligation under this Agreement for obligations which the Force Majeure event prevents, but only to the extent and only for so long as the Force Majeure prevents performance.  The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amount due and owing and those obligations specified in Section 16.4(c) of this Agreement. Notwithstanding the foregoing, UT shall use Commercially Reasonable Efforts to allocate available UT Product to DISTRIBUTOR at least in proportion to DISTRIBUTOR’s historical purchases.

14.3         Substitute Performance.  If DISTRIBUTOR is delayed by an event of Force Majeure, UT shall, at its sole option, allow a third party to cover the services related to the distribution of UT Product that DISTRIBUTOR was unable to complete due to its delay and such third party shall receive the fees DISTRIBUTOR would have received during its period of delay.

14.4         Termination.  If the period of Force Majeure continues for more than sixty (60) days, either Party may terminate this Agreement upon giving notice to the other Party without incurring liability other than the obligation to make payments due up to and including such date of termination.

ARTICLE 15:  TERM AND TERMINATION

15.1         Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue in force until February 21, 2012.  Thereafter, this Agreement shall automatically renew for additional periods of one (1) year each, unless either of the Parties shall have given the other Party written notice of its non-renewal of this Agreement no later than ninety (90) days prior to the end of the initial or any renewal term hereof.

15.2         Termination.  This Agreement may be terminated prior to the expiration of the then current term as follows:

(a)           Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, a proceeding is commenced against it which will substantially impair its ability to perform hereunder or such Party otherwise loses legal control of its business;

(b)           Either Party may terminate this Agreement upon the occurrence of a material breach by the other Party (including, but not limited to, DISTRIBUTOR’s failure to promptly pay sums owing to UT), which breach has not been cured within thirty (30) days of written notice of such breach from the non-breaching Party;

(c)           Either Party may terminate this Agreement upon written notice if an event of Force Majeure continues for more than sixty (60) days as provided in Section 14.4;

(d)           The Parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may then adopt;

(e)           Either Party may terminate this Agreement at any time, with or without cause, by written notice to the other Party, which shall be effective one hundred and eighty days (180) days after its date; and

(f)            If at any time in the future, a change in the reimbursement of UT Product or legal requirements of payers would (a) require the Parties to renegotiate or alter significant terms of this Agreement, or (b) result in a substantial adverse change in the respective financial benefits or burdens accruing to any Party under the terms of this Agreement, then upon written request by either Party in the case of (a), or the affected Party in the case of (b), the Parties shall endeavor in good faith to renegotiate and modify the terms of this Agreement to comply with such new requirements or avoid such substantial adverse change.  If the Parties are unable to agree to such modifications within one hundred twenty (120) days of receipt of the written request, then either Party (in the case of (a)), or the adversely affected Party (in the case of (b)) may terminate this Agreement immediately upon expiration of the one hundred twenty (120) day period.

(g)           [***]

15.3         Partial Termination.  In the event that either Party shall have the right pursuant to the provisions of Section 15.2 to terminate this Agreement in its entirety, that Party may elect, in its sole discretion, to terminate this Agreement solely as it applies to a portion of the Territory, or, if applicable, any category of Customer.

15.4         Rights and Obligations on Termination.  If this Agreement is terminated for any reason, the Parties shall have the following rights and obligations:

(a)           Termination of this Agreement shall not release either Party from the obligation to make payments of all amounts then or thereafter due and payable, and shall not release UT from its obligations to provide UT Product to DISTRIBUTOR at DISTRIBUTOR’s request to service its existing patients as of the effective termination date and until such existing patients are transitioned to another distributor. DISTRIBUTOR and UT shall use their Commercially Reasonable Efforts to achieve such transition as expeditiously as possible after the effective termination date;

(b)           Each Party’s respective obligations of confidentiality under Article 10 and record retention under Article 17 shall survive as provided in such articles;

(c)           Each Party’s respective obligations under Section 7.4, ‘Payment Terms; Invoices,’ Section 9.1, ‘Compliance with Laws,’ the indemnification provisions of Article 12, this Article 15 and Article 16, ‘Dispute Resolution,’ shall survive termination of this Agreement; and

(d)           UT shall cause other entities to undertake, or shall otherwise relieve DISTRIBUTOR of its obligations and all costs relating to all PAP Patients, and shall complete such transition or relief with respect to such patients no later than one hundred and eighty (180) days from the termination date.  DISTRIBUTOR agrees to use its Commercially Reasonable Efforts to cooperate with such transfer.

ARTICLE 16:  DISPUTE RESOLUTION

16.1         Negotiation.  The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.  No formal dispute resolution shall be used by either Party unless and until senior executive officers of each Party have used Commercially Reasonable Efforts to meet in person to achieve such an amicable resolution.

16.2         Submission to Jurisdiction.  Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought the other Party or its successors or assigns shall be brought and determined in the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County), and each of Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

16.3         Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

ARTICLE 17:  RECORDS

During the term hereof and for three (3) years thereafter, or such longer period as may be required by Applicable Laws, DISTRIBUTOR shall maintain accurate records as required to meet Applicable Laws.  Except as otherwise required by Applicable Laws, DISTRIBUTOR shall provide UT with access to any reasonably requested documentation related solely to this Agreement during reasonable business hours.  UT shall give DISTRIBUTOR seven (7) days’ prior written notice of such examinations, which will not occur more than once annually, and such examinations shall be undertaken only to such extent necessary to verify that the DISTRIBUTOR has complied with the terms of this Agreement.

ARTICLE 18:  ARTICLE 18  GENERAL PROVISIONS

18.1         Entire Agreement.  This Agreement constitutes the entire agreement of the Parties  with respect to the subject matter hereof and supersedes all the Parties’ previous or contemporaneous correspondence, term sheets, understandings, agreements and representations, oral or written between the Parties, including without limitation the Original Agreement and all previous amendments thereto.

18.2         Assignment.  Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required and either Party may transfer all rights and obligations arising hereunder to an entity if it is: (a) an Affiliate; (b) the successor in interest by reason of sale, merger or operation of law; or (c) has acquired all or substantially all of the assets and business.  Any unauthorized attempted assignment or delegation shall be null and void and of no force or effect.

18.3         Subcontracting. DISTRIBUTOR shall not, without the prior written approval of UT, appoint any distributors or agents to act on behalf of DISTRIBUTOR (collectively, “Sub-Distributors”) to distribute UT Product within the Territory, other than any of its Affiliates.  DISTRIBUTOR shall at all times remain fully liable for the performance of any approved Sub-Distributors and DISTRIBUTOR shall provide UT with a written acknowledgement executed by each Sub-Distributor that it has read this Agreement and agrees to be bound by its terms and conditions, including those contained in the attachments hereto. Notwithstanding the forgoing, DISTRIBUTOR may subcontract portions of certain limited functions and responsibilities of this Agreement, provided that the subcontractor performs in a manner conforming to this Agreement, subcontractor enters into a confidentiality agreement no less extensive than required by this Agreement; and DISTRIBUTOR retains full responsibility and liability for the performance of the subcontracted service.  At no time shall DISTRIBUTOR subcontract all or substantially all of any given function to a third party without the prior written consent of UT.

18.4         Amendment.  This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both Parties, and specifically stating that it modifies or amends this Agreement.

18.5         Severability.  If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions).  The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

18.6         Notices; Language.  Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, either (a) when delivered in person to the other Party, or (b) on the same business day that it is transmitted by facsimile to the facsimile number (s) set forth below, with electronic confirmation of receipt, if transmitted prior to 5:00 p.m. Eastern time on such business day, or on the first business day following such transmission if transmitted after 5:00 p.m. Eastern Time or if transmitted on a day other than a business day; provided a hard copy is deposited within one (1) day after such transmissions in the U.S. mail, postage prepaid, and addressed as set forth below for notices by U.S. mail; or (c) on the third business day following its deposit in the U.S. mail, postage and addressed as follows:

If to UT:	United Therapeutics Corporation
1040 Spring Street
Silver Spring, Maryland 20910
Attention: John Ferrari, Chief Financial Officer
Telefax: 301-608-9291

With a copy to:
United Therapeutics Corporation
1735 Connecticut Ave. NW
Washington, DC 20009
Attention: Paul Mahon, EVP & General Counsel
Telefax: 202-483-4005

If to DISTRIBUTOR:
Medco Health Solutions, Inc.
100 Parsons Pond Drive
Franklin Lakes, NJ 07417
Attn: General Counsel (Accredo)

18.7         Waiver.  Either Party’s failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent defaults of that provision or of any other provision hereof.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

18.8         Counterparts.  This Agreement shall be executed in two (2) or more counterparts in the English language, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

18.9         Governing Law.  Except as provided by federal law, this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding any conflict-of-laws rule or principle therein contained under which any other law would be made applicable (other than Section 5-1401 of the New York General Obligations Law).

18.10       Relationship.  This Agreement does not make either Party the employee, agent or legal representative of the other Party for any purpose whatsoever.  Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party.  In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor and shall not be deemed to have formed any partnership, joint venture or other relationship.

18.11       Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.12       Signature Authority.  Each signatory to this Agreement has signature authority and, is empowered on behalf of his or her respective Party to execute this Agreement.

18.13       Cumulative Remedies.  Except as expressly provided in this Agreement, and to the extent permitted by Applicable Laws, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or equity.

18.14       HIPAA Compliance.  DISTRIBUTOR shall only provide information to UT in a manner consistent with the Health Insurance Portability and Accountability Act of 1996, as amended, 42 U.S.C. § 1320d, et seq., and the implementing regulations promulgated thereunder (collectively referred to herein as “HIPAA”). Accordingly, the Parties agree that DISTRIBUTOR shall only provide UT with information that is de-identified in accordance with HIPAA’s de-identification provision, 45 C.F.R. § 164.514(b)(2), unless DISTRIBUTOR: (i) has on file a valid, HIPAA-compliant authorization for each patient whose protected health information (“PHI”) is sought to be disclosed; or (ii) authorization is not required under Applicable Laws in order to disclose the PHI.

18.15       Nothing herein shall be construed to limit DISTRIBUTOR from entering into other agreements with other manufacturers or wholesalers that allow DISTRIBUTOR to dispense products that compete with UT’s Products. Notwithstanding the preceding sentence, DISTRIBUTOR warrants and represents that it will not disparage UT or UT Product

18.16       Each Party shall promptly notify the other Party upon learning of any activity that appears to improperly or inappropriately portray or affect the other Party, its products or Affiliates.

18.17       The Parties do not intend for this Agreement to benefit any Third Party and, therefore, there are no third party beneficiaries to this Agreement.

This Agreement may be declared void by DISTRIBUTOR unless signed by both Parties within thirty (30) days of execution by DISTRIBUTOR.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNITED THERAPEUTICS		ACCREDO HEALTH GROUP, INC.
CORPORATION

By	/s/ Jay A. Watson	By	/s/ Lori Marino
	Jay A. Watson, Pharm.D.		Name: Lori B. Marino
	Sr. Vice President, Strategic Operations		Title: Vice President and Assistant General Counsel
and Logistics

Attachment A

Prices

UT Product

UT Product Name	NDC	Strength	Price
Remodulin 1mg	66302-0101-01	1mg/20ml	$	[***	]
Remodulin 2.5mg	66302-0102-01	2.5mg/20ml	$	[***	]
Remodulin 5 mg	66302-0105-01	5mg/20ml	$	[***	]
Remodulin 10 mg	66302-0110-01	10mg/20ml	$	[***	]

UT shall notify the DISTRIBUTOR in writing of any change (and the amount of the change) in the Price of any respective UT Product during the term of this Agreement in the same time and manner as it notifies other similarly situated distributors.

UT shall provide DISTRIBUTOR with a current list of Remodulin prices to Discounted Entities, including FSS prices, Federal Ceiling Prices, and prices to section 340B entities, and shall promptly notify Distributor of any and all changes in such prices as well as the effective dates of such changes.

Attachment B

UT Trademarks Logotypes and Trade Names

UNITED THERAPEUTICS

UNITED THERAPEUTICS CORPORATION LOGO

REMODULIN

MEDICINES FOR LIFE

REMODULIN LOGO

Attachment C

UNITED THERAPEUTICS PATIENT ASSISTANCE PROGRAM GUIDELINES (“GUIDELINES”)

The following Guidelines for the United Therapeutics Corporation Patient Assistance Program (“PAP”) are being provided to United Therapeutics’ designated U.S. Specialty Pharmacy Distributors (“Distributors”) as the Program Administrators for the purposes of administering the PAP, as is required by their respective Distribution Agreements. Distributors will be responsible for collecting all required patient demographics, financial and clinical information and for the oversight of the completion of the Enrollment Form Application. In addition, the Distributors will follow these Guidelines and will make all necessary decisions related to patient admission into the PAP. The Distributors shall maintain a detailed and retrievable record of all communications, correspondence, and activities related to the PAP including dispensing of product, and if applicable, supplies, and equipment without charge to the PAP patient.  Distributors shall also make reasonable attempts to aid PAP patients in securing third party payer benefits when possible. In addition, it is further understood that Distributors shall take all necessary steps to preserve the confidentiality of patient information gathered under the PAP in accordance with all federal, state and local laws pertaining to patient privacy, except as such confidentiality may be expressly waived by patients.  If and when patients that do not meet the criteria set forth in these Guidelines are presented to the Distributors, United Therapeutics Corporation Representative(s) will be consulted prior to Distributors making any decision regarding PAP admission of such patients.  Nothing set forth herein shall mandate Distributor providing PAP opportunities where the patients’ third party payor prohibits such actions.

In order to be eligible for the PAP, patients must meet all Basic Criteria and qualify for coverage under I, II or III below.

BASIC CRITERIA:

All PAP Patients must meet the following Basic Criteria:

•      Patient must reside in the United States and be under the direct care of a licensed U.S. Physician and receive health care services via the U.S. Health Care system.

•      Patient must not have access to coverage from federal governmental programs or the Commonwealth of Massachusetts.

•      Patient must have a documented indication for treatment as approved by the U.S. Food and Drug Administration (“FDA”), and as labeled in appropriate product Package Insert (“PI”). Off-Label indications for treatment will not be eligible for PAP.

•      Patient Enrollment Applications must be completed in full, signed by the patient (or legal guardian) and the treating physician, be accompanied by copies of all supporting financial information (as outlined in the application form), and validated by the Distributors.

To determine the type of PAP coverage for which patients who meet these Basic Criteria are eligible, each patient must be assessed to meet on set of criteria set forth under I, II or III below.

ADDITIONAL QUALIFYING CRITERIA:

I.              Indigent Patient Criteria for PAP:

An indigent patient meets the following criteria:

•      Insufficient out-of-pocket financial resources to pay for therapy;

•      Household income levels do not exceed 300% of Federal Poverty Guidelines (2009 HHS) (See Table 1)
(Available from: http://aspe.hhs.gov/poverty/);

•      No insurance (commercial, governmental, state, local, or special services) coverage (documented); and

•      Demonstrates application for and receives denial (written) from a State Medicaid Program. Copies or proof of application and denial are required.

PATIENTS WHO MEET THESE CRITERIA WILL QUALIFY FOR THE PAP FOR A PERIOD UP TO ONE (1) YEAR FROM THE DATE OF ACCEPTANCE.  PATIENT HOUSEHOLD INCOME INFORMATION, HEALTH INSURANCE STATUS, AND OUT-OF-POCKET MEDICATION AND SUPPLY EXPENSES WILL BE REEVALUATED ON A QUARTERLY BASIS TO ENSURE CONTINUED ELIGIBILITY.  AT THE END OF THE ONE (1) YEAR PERIOD, THE PAP PATIENT WILL BE REQUIRED TO RE-ENROLL (AS THEY DID WITH THE INITIAL APPLICATION) AND PROVIDE PROOF OF INCOME OR LACK OF THIRD PARTY PAYER INFORMATION ELIGIBILITY.

OR,

II.            “Bridge” Coverage Patient Criteria for PAP:

•      Patient with monthly household income levels below $25,000 AND one or more of the following conditions are also met:

•      Patient has changed jobs or stopped working and has COBRA and/or HIPAA coverage; or

•      Patient has insurance coverage, but there is an exclusion period (new job, new group health plan, acceptance of drug into formulary, etc.).  However, if patient will lose insurance coverage by accepting PAP product, they shall be excluded from bridge coverage.

PATIENTS WHO MEET THESE CRITERIA WILL QUALIFY FOR THE PAP FOR A MAXIMUM OF 6 MONTHS OR UNTIL HE/SHE IS ABLE TO OBTAIN THIRD PARTY PAYER OR SIMILAR REIMBURSEMENT CAPABILITIES (WHICHEVER COMES FIRST).  PATIENT HOUSEHOLD INCOME INFORMATION, HEALTH INSURANCE STATUS, AND OUT-OF-POCKET MEDICATION AND SUPPLY EXPENSES WILL BE REEVALUATED ON A QUARTERLY BASIS TO ENSURE CONTINUED ELIGIBILITY.

OR,

III.           Potential Exhaustion of Insurance Coverage:

•      Patient with monthly household income levels below $25,000 and currently has insurance coverage, but such insurance coverage is patient’s only source of insurance, it has a lifetime cap on benefits, and patient is within $300,000 of reaching the lifetime cap.  A statement from the insurer e.g. Explanation of Benefits (EOB) documenting that the patient is within $300,000 of exhausting a lifetime cap on his or her insurance benefits is required.

PATIENTS WHO MEET THESE CRITERIA WILL QUALIFY FOR THE PAP FOR A PERIOD OF ONE (1) YEAR FROM THE DATE OF ACCEPTANCE INTO THE PAP EXCEPT THAT ELIGIBILITY WILL TERMINATE IMMEDIATELY IF PATIENT OBTAINS A NEW SOURCE OF INSURANCE COVERAGE (INCLUDING SUPPLEMENTAL COVERAGE) AND NO LONGER MEETS THE ABOVE CRITERIA.  PATIENT HOUSEHOLD INCOME AND INSURANCE STATUS WILL BE REEVALUATED ON A QUARTERLY BASIS TO ENSURE CONTINUED ELIGIBILITY.

Distributor Responsibilities:

It is understood that Distributors will take all reasonable efforts to secure all information to support eligibility of PAP Patients PRIOR to any commitments for start of care. However, it is also reasonable that it may not always be possible to immediately secure all legal documentation to prove a patient’s eligibility. Therefore, the Distributors are authorized by United Therapeutics Corporation to obtain, at the very minimum, a completed and signed PAP enrollment form, co-signed by the physician attesting to his or her belief as to the patient’s eligibility and use their best judgment as to the patient’s eligibility for acceptance prior to receiving all required supporting documentation. This will constitute a twenty eight (28) business day grace period and Distributors will not be liable for products and related supplies and equipment provided to PAP patients during such grace period. However, at the end of the grace period, failure by the Distributor to obtain the required supporting documentation and determine PAP eligibility for that patient will result in termination of that patient’s PAP eligibility and the obligation to provide continuity of care shall rest with the Distributor, i.e. Distributor shall provide commercial product for the patient.

Attachment D
UT Warranty

UT warrants that all of its Product shall as of the date such Product arrives at DISTRIBUTOR’s Designated Shipment Location: (i) be free from defects in design, material and workmanship; (ii) be in compliance with all applicable law and regulation, including without limitation all regulatory requirements of the FDA, including those related to the adulteration or misbranding of Product within the meaning of Section 501 and 502 of the Food Drug and Cosmetics Act; (iii) not be articles which may not be introduced into interstate commerce pursuant to the requirements of Sections 505, 514, 515, 516 or 520 thereof; (iv) be manufactured in accordance with current FDA Good Manufacturing Practice as required by 21 C.F.R. 210 and 820; (v) are fit for the ordinary purposes for which such Products are intended; and (vi) are not infringing upon the patents or trademarks of any third party.

Attachment E

Designated Shipment Locations and Designated Storage Locations

Name/Address/Phone/Fax	Name/Address/Phone/Fax	Name/Address/Phone/Fax
Accredo Health Group, Inc. 2100 Riverchase Center, Suite 405 Hoover, AL 35244 205-987-0778 800-442-7202 205-987-0332 (Fax)	Accredo Health Group, Inc. 12900 Foster, Suite 120 Overland Park, KS 66213 913-339-7100 800-569-5451 913-339-7440 (Fax)	Accredo Health Group, Inc. 11 A Commerce Way Totowa, NJ 07512 973-256-1870 800-526-5113 973-256-5346 (Fax)

Accredo Health Group, Inc. 10400 North 25th Avenue, Suite 120 Phoenix, AZ 85021 602-944-1199 800-232-1199 602-944-1787 (Fax)	Accredo Health Group, Inc. 2115 Stanley Gault Parkway, #150 Louisville, KY 40223 502-244-2400 800-553-8832 502-244-5590 (Fax)	Accredo Health Group, Inc. 505 East Capovilla, Suite 103 Las Vegas, NV 89119 702-895-8990 800-234-7044 702-895-8992 (Fax)

Accredo Health Group, Inc. 1831 Commerce Street, Suite 104 Corona, CA 92880 951-737-2355 800-622-1820 951-737-2553 (Fax)	Accredo Health Group, Inc. 520 Elmwood Park Blvd. Suite 145 Jefferson, LA 70123-6827 504-731-6113 800-250-5278 504-731-6112 (Fax)	AHG of New York, Inc. 500 Executive Blvd. Elmsford, NY 10523-1109 914-592-0333 800-680-6843 914-592-5859 (Fax)

Accredo Health Group, Inc. 3069 Research Drive Richmond, CA 94806 510-223-1360 800-842-3399 510-758-1235 (Fax)	Accredo Health Group, Inc. 261 Cedar Hill Street, Bldg. C Marlboro, MA 01752 508-460-9813 800-343-9813 508-460-0072 (Fax)	Accredo Health Group, Inc. 4901 West Reno Rd, Ste 950 Oklahoma City, OK 73127 405-942-3961 800-999-9376 405-949-2689 (Fax)

Accredo Health Group, Inc. 361 Iverness Drive South, Suite F Englewood, CO 80112 303-799-6550 800-488-0290 303-799-6551 (Fax)	Accredo Health Group, Inc. 39625 Lewis Drive, Suite 800 Novi, MI 48377 248-489-0300 800-688-2024 248-489-1126 (Fax)	Home HealthCare Resources, Inc. 800 Clarmont Avenue Bensalem, PA 19020 215-245-7003 800-626-4427 215-245-9038 (Fax)

Accredo Health Group, Inc. 5249 N.W. 33rd Avenue, Bldg. 6 Ft. Lauderdale, FL 33309-6301 954-777-1685 800-955-5909 954-730-0129 (Fax)	Accredo Health Group, Inc. 2915 Waters Road, Suite 109 Eagan, MN 55121-1562 651-681-0885 800-955-3121 651-681—0977 (Fax)	Accredo Health Group, Inc. 3000 Ericsson Drive, Ste 100 Warrendale, PA 15086 -7502 724-772-6000 888-200-2811 724-742-2450 (Fax)

Accredo Health Group, Inc. 5300 Oakbrook Parkway, Suite 320 Norcross, GA 30093 770-935-2510 800-310-7995 800-554-5545 (Fax)	Accredo Health Group, Inc. 749 Goddard Avenue Chesterfield, MO 63005 636-530-1514 800-285-7384 636-530-1508 (Fax)	Accredo Health Group, Inc. 1620 Century Center Parkway, Ste 109 Memphis, TN 38134 901-385-3600 800-235-8498 901-385-3780 (Fax)

Accredo Health Group, Inc. 2415 Heinz Road Iowa City, IA 52240-2661 319-354-7844 800-288-3752 319-354-6808 (Fax)	Accredo Health Group, Inc. 422 E. Gallimore Dairy Rd Suite A Greensboro, NC 27409 336-393-0555 800-866-0566 866-832-3709 (Fax)	Accredo Health Group, Inc.(wholesale) 1680 Century Center Parkway, Ste 8 Memphis, TN 38134 901-3587-3600 877-900-9223 866-628-8942 (Fax)

Accredo Health Group, Inc. 650 West Grand Avenue, Suite 102 Elmhurst, IL 60126 630-249-7390 800-753-5554 630-279-8464 (Fax)	Accredo Health Group, Inc. 11329 — P Street, Suite 118 & 119 Omaha, NE 68137 402-597-2330 800-569-5451 402-597-2333 (Fax)	Accredo Health Group, Inc. 201 Great Circle Road Nashville, TN 37228 615-352-2500 800-800-6606 615-850-5100 (Fax)

Accredo Health Group, Inc. 11411 Strang Line Rd, Suite A Lenexa, KS 66215 913-451-2919 800-662-2922 913-451-2939 (Fax)	Accredo Health Group, Inc. 45 Route, 46 East, Suite 609 Pine Brook, NJ 07058 973-276-0794 800-549-2654 973-276-0998 (Fax)	Accredo Health Group, Inc. 9307 Kirby Drive Houston, TX 77054 713-791-1552 800-878-7690 713-791-9411 (Fax)

Accredo Health Group, Inc. 4343 West Royal Lane, Suite 124 Irving, TX 75063 972-929-6800 800-878-1254 866-435-8451 (Fax)	Accredo Health Group, Inc. 4125 Lafayette Drive, Suite 400 Chantilly, VA 20151 703-817-7707 800-366-1824 888-445-4581 (Fax)	BioPartners In Care, Inc. 11411 Strangline Road Lenexa, KS 66215 913.451.2919 800.662.2922 913.451.2939 (Fax)

Accredo Health Group, Inc. 3488 South Main Street Salt Lake City, UT 84115 801-832-0222 800-729-5984 801-832-0333 (Fax)	Accredo Health Group, Inc. 22623 68th Avenue South Kent, WA 98032 253-872-2121 800-647-2448 253-872-5663 (Fax)

Critical Care Systems, Inc. 4100 Colonnade Parkway, Suite 175 Birmingham, AL 35243 205.969.1006 205.969.1107 (Fax)	Critical Care Systems, Inc. 11382 Aurora Avenue Urbandale, IA 50322 (Des Moines) 515.276.1660 515.276.1933 (Fax)	Critical Care Systems, Inc. 3631 44th Street, Suite C Grand Rapids, MI 49512 616-458-1400 616-458-1481 (Fax)

Critical Care Systems, Inc. 820 S. University Boulevard Suite D-E, Building 1 Mobile, AL 36609 251.344.4452 251.344.4451 (Fax)	Critical Care Systems, Inc. 12301 W. Explorer Drive, Suite 126 Boise, ID 83713 208-322-8868 208-322-3330 (Fax)	Critical Care Systems, Inc. 46998 Magellan Drive, Suite 300 Wixom, MI 48393 (Detroit) 248.960.8095 248.960.9172 (Fax)

Critical Care Systems, Inc. 4645 S. Ash Avenue, Suite 1-6 Tempe, AZ 85282 480.897.2927 480.897.8533 (Fax)	Critical Care Systems, Inc. 655 W. Grand Ave Elmhurst, IL 60126 (Chicago) 630.833.3427 630.833.8020 (Fax)	Critical Care Systems, Inc. 1850 Lackland Hill Parkway St. Louis, MO 63146 314.991.2400 314.991.2401 (Fax)

Critical Care Systems, Inc. 5880 North La Cholla Blvd, Suite 126 Tucson, AZ 85741 520.297.1351 520.297.5760 (Fax)	Critical Care Systems, Inc. 3700 Vanguard Drive, Suite D Fort Wayne, IN 46809 260.747.0552 260.747.2126 (Fax)	Critical Care Systems, Inc. 505 East Capovilla Ave, Suite 103 Las Vegas, NV 89119 702.992.4007 702.992.4015 (Fax)

Critical Care Systems, Inc. 1326 W. Winton Avenue Hayward, CA 94545 (San Francisco) 510.670.1384 510.670.0879 (Fax)	Critical Care Systems, Inc. 5648 West 74th Street Indianapolis, IN 46278 317.291.1700 317.291.1777 (Fax)	Critical Care Systems, Inc. 5401 Longley Lane Building B, Suite 34 Reno, NV 89511 775.829.2100 775.829.2151 (Fax)

Critical Care Systems, Inc. 1950 Rosaline Avenue, Suite C Redding, CA 96001 530.241.4727 530.241.4600 (Fax)	Critical Care Systems, Inc. 8053 Bond Street Lenexa, KS 66214 (Kansas City) 913.894.0090 913.894.0095 (Fax)	Critical Care Systems, Inc. 10 Commerce Park North, # 4 Bedford, NH 03110 603.625.8880 603.625.8881 (Fax)

Critical Care Systems, Inc.
14661 Myford Road, Suite B
Tustin, CA 92780
(LA/Orange County)
714.508.2990
714.508.2992 (Fax)
New address effective on or about 4/1/11
17332 Von Karman Ave, Suite 110
Irvine, CA 92614

	Critical Care Systems, Inc. 191 Bay State Drive Braintree, MA 02184 (Boston South) 781.843.6688 781.843.4719 (Fax)	Critical Care Systems, Inc. 15 Technology Place, Suite 2 East Syracuse, NY 13057 315.434.1980 315.434.1985 (Fax)

Critical Care Systems, Inc. 176 Bolton Road Vernon, CT 06066 (Hartford) 860.872.9337 860.872.9155 (Fax)	Critical Care Systems, Inc. 246 Boston Turnpike Shrewsbury, MA 01545 (Boston West) 508.363.3665 508.363.3666 (Fax)	Critical Care Systems, Inc. 4854 Woodbine Road, Suite 5 Pace, FL 32571 (Pensacola) 850.994.2333 850.994.0650 (Fax)

Critical Care Systems, Inc. 3100 Medlock Bridge Rd. Ste 335 Norcross, GA 30071 (Atlanta) 770.209.9728 770.209.9695 (Fax)	Critical Care Systems, Inc. 1 North Avenue Burlington, MA 01803 (Boston North) 781.270.5565 781.270.5575 (Fax)	Critical Care Systems, Inc. 6185 Shamrock Court Dublin, OH 43016 (Columbus) 614.791.8700 614.791.0754 (Fax)

Critical Care Systems, Inc. 3901 Columbia Avenue, Suite 100 Linwood, PA 19061 (Philadelphia) 610.485.9900 610.485.9903 (Fax)	Critical Care Systems, Inc. 806 Cromwell Park Drive, Suite N Glen Burnie, MD 21061 (Baltimore) 410.768.0711 410.768.0712 (Fax)	Critical Care Systems, Inc. 6380 Flank Drive, Suite 600 Harrisburg, PA 17112 717.540.6800 717.540.6805 (Fax)

Critical Care Systems, Inc. 70 Catamore Boulevard E. Providence, RI 02914 401.435.4030 401.435.4035 (Fax)	Critical Care Systems, Inc. 10 Donald B. Dean Drive S. Portland, ME 04106 207.775.3600 207.775.3636 (Fax)	Critical Care Systems, Inc. 3243 Old Frankstown Road Pittsburgh, PA 15239 724.325.9977 724.325.9949 (Fax)

Critical Care Systems, Inc. 900 S. Loop West, Suite 170 Houston, TX 77054 713.440.0200 713.440.0400 (Fax)	Critical Care Systems, Inc. 1801 Royal Lane, Suite 1006 Dallas, TX 75229 214.574.4700 214.574.8700 (Fax)	Critical Care Systems, Inc. 2233 S. President’s Drive, Suite B Salt Lake City, UT 84120 801-978-9600 801-978-0020 (Fax)

Infinity Infusion Care 3600 S. Gessner, Suite 100 Houston, TX 77063 888.329.5379 713.686.7576 (Fax)		Critical Care Systems, Inc. 527B Branchway Road Richmond, VA 23236 804.378.8005 804.378.8043 (Fax)

Attachment F

Inventory Data Reports

The following reports will be completed timely as indicated herein and provided to UT Management via electronic mail in Microsoft Word® or Excel® file formats or comma delimited (“CSV”) files and without cost or fee charges to UT.

DEFINITIONS

Reports

Written reports as described in this Attachment F.

Patient Starts

The initiation of commercial Product on an Included Patient for treatment.

Patient Discontinuations

When UT Product is no longer required by the Included Patient for any variety of medical or physical reasons.

Patient Assistance Program (PAP)

A US based program for Included Patients receiving UT Product who are either indigent, under insured, or in jeopardy of losing insurance due to therapy costs. The program allows for access to Product at no charge and demonstration of financial hardships through an enrollment process is required prior coverage. US Distributors are designated administrators of the program on behalf of UT in accordance with this Agreement.

Product Forecasts

Non-binding detailed reports by product size with reasonable estimates of use over a period of no less than 12 calendar months spanning January through December.  Forecasts are updated each quarter during the year with revised 12 month calendar forecasts occurring annually.  Forecasts may also include planned purchases of equipment or supplies to support the UT Product, where applicable and requested by UT.

Purchase Orders

An official and binding document, generated by the Distributor, to guarantee a request to purchase and pay at a contractual rate for the UT Products.

PROCEDURES: REPORTS

Reports will be provided to UT on a monthly and quarterly basis based on the type of the Report and data collected. These Reports are outlined below and are referenced as Attachments elsewhere in Attachment F (listed as Exhibits 1-4). Reports will consist of:

Report Name	Frequency	Due Following Reporting Period	Exhibits
Product Utilization Report	Monthly	10th of each month	1
Medicaid Utilization Report	Monthly	10th of each month	2
340B Covered Entity Reconciliation Report	Monthly	10th of each month	3
Product Forecast	Quarterly	10th of month after each quarter	4

Product Utilization Report

The monthly Product Utilization Report provides details of Product dispensing activities to commercial (reimbursable) and PAP Included Patients for the Territory. Exhibit 1 contains a sample Report form.

The Product Utilization Reports will be provided to UT by the DISTRIBUTOR no later than the 10th of each month using only the UT approved electronic form.

The Report contains the following three sections:

Product Utilization Data (by size) & Ordering Patients / Month

•                  Total Number of  Remodulin Vials dispensed/sold during the reporting period.

•                  Total number of orders for vials dispensed/sold accessing the UT Product.

Commercial Inventory On Hand Summary values:

•                  An Inventory count of UT Product by concentration/size at the end (last day) of the reporting period month.

•                  A realistic average dispensing/sold quantity of UT Product (a previous 3 month average is recommended).

•                  Actual Inventory days on hand which is automatically calculated by the Inventory count and average dispensing/sold quantities. The Inventory days on hand are measured based on a 28 day period.

•                  Purchase Order (PO) Requests for quantities expected to be purchased in order to meet both regular commercial activity and maintain a contractual on hand Inventory balance. (Note: An actual Purchase Order should accompany the Report)

•                  An Adjusted Inventory quantity is automatically calculated as the sum of the physical Inventory count plus the expected purchases from the PO.

•                  The Adjusted Inventory Days on Hand. This automatically calculated field is based on the previous data entries and will confirm if the new purchases plus actual Inventory, divided by the average dispensing/sold product will maintain the contractually required Inventory levels.

Patient Assistance Program for consigned inventory to support PAP Included Patients:

•                  The total Included Patient census on PAP at the beginning of the reporting period.

•                  The total Included Patient census on PAP at the end of the reporting period.

•                  Consignment PAP Inventory count of UT Product by concentration/size at the end (last day) of the reporting period month.

•                  A realistic average estimate of Consigned PAP Inventory dispensed of UT Product (a previous 3-month average is recommended).

•                  Actual PAP Consigned Inventory days on hand which is automatically calculated by the PAP Consigned Inventory count and average dispensing/sold quantities. The PAP Consignment Inventory days on hand are measured based on a 28 day period.

•                  PAP Consignment Purchase Order (PO) Requests (if needed for the next period). It is recommended to request a PO for approximately of a 3 to 4 months worth of Consigned Product based on current use. (Note: An actual PO for Consigned Product should accompany the report).

•                  An Adjusted PAP Consigned Inventory quantity is automatically calculated as the sum of the PAP Consigned physical inventory count plus any expected Consigned Products from the PO.

•                  The Adjusted PAP Consignment Inventory Days on Hand. This automatically calculated field is based on the previous data entries and will confirm if the new purchases plus actual Inventory, divided by the average dispensing of PAP Consignment product levels.

Medicaid Utilization Report

The monthly Medicaid Utilization Report provides the information necessary for UT to manage its Medicaid-related programs. UT is a participant in the Federal Fee Schedule (“FFS”) and for the Centers of Medicare and Medicaid Services (“CMS”). Participation requirements are for provisions of rebates to CMS for those patients receiving UT Products who are covered by individual State Medicaid programs. Exhibit 2 contains a sample Report form.

The Medicaid Utilization Report will be provided to UT by the DISTRIBUTOR no later than the 10th of each month using only the UT approved electronic form.

The Report includes summary of activity for the reporting period (month) that includes a unique patient identifier number (HIPAA compliant), the UT Product size), the quantity dispensed during the reporting period, the Distributor’s internal State Medicaid identification number/description, the State of the Program (abbreviated), and any other descriptions or comments to support the data.

340B and VA Covered Entity Reconciliation Report

The monthly 340B Covered Entity Reconciliation Report provides the records that are required in order for the Distributor to recover the loss on Product cost incurred due to UT’s participation in the FFS and CMS. Exhibit 3 contains a sample Report form.

The 340B Covered Entity Reconciliation Report will be provided to UT by the DISTRIBUTOR no later than the 10th of each month IF any transactions to 340B

Covered Entities occurred. Any Reports filed for previous months not reported to UT will be denied for refund. If no activity of 340B sales occurs during the month, no Report submission will be required.

Public Health Services (“PHS”) pricing programs as part of FFS participation requires discounted pricing to be offered under the FFS program title known as 340B with whom 340B eligible hospitals or clinics (known as 340B covered entities) are entitled to receive products from FFS/PHS Participating manufactures at reduced price.

In order to facilitate 340B covered entities to obtain the reduced prices, DISTRIBUTOR will offer 340B prices at rates regularly updated and provided by UT when a 340B covered entity identifies itself and requests such prices. If the DISTRIBUTOR purchased UT Product from UT at transfer prices higher than the 340B price, UT will provide payment to the DISTRIBUTOR for the difference between the DISTRIBUTOR’s transfer price and the 340B price sold to a 340B covered entity.

The Report must include the following elements:

•                  340B Covered Entity Name

•                  340B Identification Number

•                  Date of UT Product Sale

•                  Quantity of UT Product Sold

•                  340B Ceiling Price (per product NDC /sold) — provided by UT

•                  Total 340B Sales (unit 340B Ceiling price times quantity sold)

•                  Distributor Transfer price (per product NDC/ sold)

•                  Transfer price extension (Transfer price time the unit quantity sold)

•                  Refund due

PROCEDURES: FORECASTS

Forecasts

The non-binding forecasts will be based on reasonable estimates of expected purchases and be presented in Excel Spreadsheet or similar electronic format listed by month and totaled for the calendar year. The forecasts will list each UT Product size for a particular drug category and may include medical devices (such as Infusion Pumps) or supplies needed from UT contracted equipment distributors to support the Product.

At the end of each Calendar quarter, DISTRIBUTOR will revise and update its twelve (12) month rolling non-binding forecasts for future quarters for that twelve (12) month period based on changes in demand and the market. These revised non-binding Forecasts will be provided to UT no later than the 10th day of first month in the new calendar quarter unless otherwise specified in this Agreement using the UT approved electronic format (refer to Exhibit 4).

1 EXHIBITS TO ATTACHMENT F Attachment F Exhibit 1 Remodulin® Monthly Utilization Report Remodulin® Monthly Utilization Report Distributor Name: For Month Ending: (specify MM/YY) Report Date: (specify mm/dd/yy) For Calendar Year: Section I: Vial Utilization Data (running totals) & Ordering Patients/Month Remodulin Vial Sizes Remodulin Orders* Month 1.0 mg 2.5 mg 5.0 mg 10.0 mg (s.c. & i.v.) Jan-10 Feb-10 Mar-10 Apr-10 May-10 Jun-10 Jul-10 Aug-10 Sep-10 Oct-10 Nov-10 Dec-10 * Includes patient and hospital who received Remodulin including those with multiple strength orders during the reporting period 2009-2010 Totals 0 0 0 0 0 Active Patient Census Values: Start of Reporting Period S.C.: I.V.: 0 End of Reporting Period S.C.: I.V.: Gain/Loss S.C.: 0 I.V.: 0 0 Comments: Section II: Commercial Inventory On Hand Summary Remodulin Vial Sizes 1.0 mg 2.5 mg 5.0 mg 10.0 mg Inventory Count (First of Month): Estimated 15 days usage: Estimated Inventory Count (Order Receipt Date): 0 0 0 0 3 Month Avg of Total Vials Shipped/Month: Inventory Days On Hand: #DIV/0! #DIV/0! #DIV/0! #DIV/0! This completed Summary Report and all supporting documentation is due to United Therapeutic s Corp. no later than the 10th of each month.

2 Section III: Patient Assistance Program (PAP) • Patients & Inventory Summary Active PAP Patient Census Start of Reporting Period: S.C.: I.V.: 0 End of Reporting Period: S.C.: I.V.: 0 Gain/Loss S.C.: 0 I.V.: 0 0 Consigned PAP Remodulin Vial Sizes 1.0 mg 2.5 mg 5.0 mg 10.0 mg PAP Inventory Count (end of Reporting Period): 3 Month Avg of Total PAP Vials Shipped/Month: Projected PAP Inventory Days On Hand: #DIV/0! #DIV/0! #DIV/0! #DIV/0! PAP Consignment PO Request (if applicable) Adjusted PAP Inventory Qty (Invent count + new PO): 0 0 0 0 Adjusted PAP Inventory Days On Hand: #DIV/0! #DIV/0! #DIV/0! #DIV/0! MiniMed Supplies ONLY: Item Name: (enter) Qty Requested: Sof-Set Sub Cut Adm Set Sof-Serter Inf Set Insertion Sys MiniMed Syringe/Reservoir MiniMed Shower Pack Opsite IV Prep Alcohol Prep Pads IV Prep Antiseptic Wipe Batteries Remodulin Tape Regarding Patient Assistance Program (PAP): United Therapeutics Corporation will provide Remodulin Vials as consigned inventory for the sole purposes of managing approved Remodulin PAP patients (i.v. or s.c. administration routes) enrolled on your specialty pharmacy service. You are responsible for tracking this inventory and insuring it is only us ed for Remodulin PAP patients. You will be required to pay the current transfer price per Remodulin vial in the event any consigned inventory discrepancies occur that cannot be properly validated. In addition, United Therapeutics Corporation will replace the supplies listed above to support subcutaneous (s.c.) therapy only. Additional supplies needed to support patient care regardless of administration route will be the responsibility of the Remodulin Specialty Pharmacy Services Distributor and not United Therapeutics Corporation. Commercial and Consignment Remodulin Purchase Orders (PO's) requests listed in Sections II and III are informational and are not replacements for actual PO's. All PO's for Remodulin should be listed in quantities of 10. Electronic Copies to: United Therapeutics: Jay Watson, John Ferrari

3 Exhibit 2 Monthly Medicaid Utilization Report Attachment F Exhibit 2 Monthly Medicaid Utilization Report State Medicaid Utilization Report Accredo Distributor Name: 9/30/2010 For Month Ending: Product by NDC Quantity Dispensed State Medicaid Description Medicaid State DEA Code Pat Seq ID Exhibit 3 340B Covered Entity Reconciliation Report Attachment F Exhibit 3 340B Covered Entity Reconciliation Report Veterans Administration / FSS and 340B Covered Entity Reconciliation Report Distributor Name: Report Date: For Month of: Entity ID# Date Sold Prod NDC Quantity Sold Ceiling Price per NDC Ceiling price X Qty Sold Distrib. Transfer Price/NDC Transfer Price Totals Refund Due Veterans Administration / FSS Entity - $ - $ - $ - $ - $ - $ - $ - $ - $ 340B ID# Date Sold Prod NDC Quantity Sold Ceiling Price per NDC Ceiling price X Qty Sold Distrib. Transfer Price/NDC Transfer Price Totals Refund Due 340B Covered Entity Name - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ TOTAL - $ - $

Product\ Forecast 4 Attachment F Exhibit 4 Product Forecast - Remodulin Revised: date Accredo Health Group Product Forecast - Remodulin 12 mo. Jan-10 Feb-10 Mar-10 Apr-10 May-10 Jun-10 Jul-10 Aug-10 Sep-10 Oct-10 Nov-10 Dec-10 Jan-11 Feb-11 Mar-11 Totals Patient Starts Existing 0 +New 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Total Patients* Remodulin vials #DIV/0! #DIV/0! 0 #DIV/0! 1mg/ml #DIV/0! #DIV/0! 0 #DIV/0! 2.5mg/ml #DIV/0! #DIV/0! 0 #DIV/0! 5mg/ml #DIV/0! #DIV/0! 0 #DIV/0! 10mg/ml 0 0 0 0 0 0 0 0 0 0 0 0 0 0 #DIV/0! #DIV/0! 0 Total vials/month #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! Avg Vials per patient/month 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Mini Med 407C Purchase Forecast (ea) 1,2 Totals Ancillary Supply Forecast 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Minimed 407 Belt Clip (ea) 2 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Minimed 407 Pump Case (ea) 2 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Sof-Serter Insertion System (ea) 2 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Alcohol Prep Pads (bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Minimed Shower Pak (30/pk) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 IV Prep Antiseptic Wipe (50/bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Opsite IV 3000 2 3/8 x 2 3/4 (100/bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Batteries 1.5 Silver Oxzide (9/bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Minimed Inf Set 42" (24/bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Minimed 3ml syr/reservior (24/bx) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Blenderm Tape (ea) 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Sof-set QR 42" ext set w/26g ndl (12/bx) Comments: 1 Each patient requires two (2) pumps. 2 Provided one time with initial shipment

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